Exhibit 10.53

PURCHASE AND SALE AGREEMENT

by and among

the Owners (as herein defined),

WYNDHAM INTERNATIONAL, INC.,

a Delaware corporation

(“Wyndham”)

and

W2005 WYN REALTY, L.L.C., a Delaware limited liability company (“W2005”),

and HALIFAX HOLDINGS, INC., a Delaware corporation

(“Halifax”; Halifax together with W2005 are referred to as “Purchaser”)

i

ARTICLE V CONDITIONS PRECEDENT		29
5.1.	As to Purchaser’s Obligations	29
5.2.	As to Owner’s Obligations	30
5.3.	Efforts of the Parties	31
5.4.	Failure of Conditions	31

ARTICLE VI COVENANTS OF OWNER AND PURCHASER		32
6.1.	Consents	32
6.2.	Operating/Occupancy/ Leased Property/Off-Site Facility/Management Agreements	32
6.3.	Warranties and Guaranties	33
6.4.	Insurance	33
6.5.	Operation of Hotels Prior to Closing	33
6.6.	Provisions Applicable to Properties where a New Wyndham Management Agreement is not being executed at Closing	36
6.7.	Intentionally Deleted	40
6.8.	Reasonable Inspection	41
6.9.	Operating Leases	42
6.10.	Non-Wyndham License Agreements	42
6.11.	Covenant in Case of Exercise of Right of First Refusal or First Offer	42
6.12.	Certain Matters Related to Conditions of the Hotels	42
6.13.	National Contracts	44
6.14.	Marriott Settlement Agreement	44
6.15.	Third Party Management Agreements	45

ARTICLE VII CLOSING		47
7.1.	Closing	47
7.2.	Owner’s Deliveries	48
7.3.	Purchaser’s Deliveries	49
7.4.	Mutual Deliveries	50
7.5.	Closing Costs	50
7.6.	Revenue and Expense Allocations	51
7.7.	Safe Deposit Boxes	54
7.8.	Inventory of Baggage	54
7.9.	Assumption	54

ARTICLE VIII GENERAL PROVISIONS		55
8.1.	Fire or Other Casualty	55
8.2.	Condemnation	56
8.3.	Broker	57
8.4.	Bulk Sale and Tax Clearance Certificates	57
8.5.	Confidentiality	57
8.6.	Liquor Licenses	59
8.7.	Owner’s Accounts Receivable	60

ARTICLE IX DEFAULT; TERMINATION RIGHTS		61
9.1.	Default by or Change in Representations of Owner	61
9.2.	Default by Purchaser	63
9.3.	Costs and Attorneys’ Fees	64

9.4.	Limitation of Liability	64
9.5.	Indemnities	64
9.6.	Other Remedies	66
9.7.	Consent Deadline	68

ARTICLE X MISCELLANEOUS PROVISIONS		68
10.1.	Completeness; Modification	68
10.2.	Assignments	68
10.3.	Successors and Assigns	69
10.4.	Days	69
10.5.	Governing Law	69
10.6.	Counterparts	70
10.7.	Severability	70
10.8.	Costs	70
10.9.	Notices	70
10.10.	Escrow Agent	71
10.11.	Incorporation by Reference	72
10.12.	Indemnity of Manager	72
10.13.	Further Assurances	72
10.14.	No Partnership	73
10.15.	Time of Essence	73
10.16.	Signatory Exculpation	73
10.17.	Rules of Construction	73
10.18.	No Recording	73
10.19.	Facsimile Signatures	73
10.20.	Effective Date	73
10.21.	Intentionally Deleted	73
10.22.	Affiliates	73
10.23.	Intentionally Deleted	74
10.24.	Termination Option	74
10.25.	Guaranteed Obligations	74
10.26.	Survival	74
10.27.	Intentionally Deleted.	75
10.28.	Wyndham City Centre	75

Exhibits

Exhibit A-1	-	Club Hotel by DoubleTree - O’Hare Airport, Chicago, Illinois
Exhibit A-2	-	DoubleTree Hotel Tallahassee, Tallahassee, Florida
Exhibit A-3	-	DoubleTree Park Place, Minneapolis, Minnesota
Exhibit A-4	-	Hilton Denver, Denver, Colorado
Exhibit A-5		Hilton Inn Cleveland South, Independence, Ohio
Exhibit A-6		Hilton Newark Gateway, Newark, New Jersey
Exhibit A-7		Holiday Inn Northwest, Houston, Texas
Exhibit A-8		Hyatt Regency Lexington, Lexington, Kentucky
Exhibit A-9		Marriott Atlanta North Central, Atlanta, Georgia
Exhibit A-10		Wyndham Harrisburg, Harrisburg, Pennsylvania
Exhibit A-11		Intentionally Omitted
Exhibit A-12		Radisson Suites Houston, Houston, Texas
Exhibit A-13		Wyndham Arlington, Arlington, Texas
Exhibit A-14		Wyndham Boston Andover, Massachusetts
Exhibit A-15		Wyndham Boston Westborough, Massachusetts
Exhibit A-16		Wyndham City Centre, Washington, D.C.
Exhibit A-17		Wyndham Commerce, Los Angeles, California
Exhibit A-18		Wyndham Dallas Market Center, Dallas, Texas
Exhibit A-19		Wyndham Garden, Las Colinas, Texas
Exhibit A-20		Wyndham Grand Bay/Miami Coconut Grove, Florida
Exhibit A-21		Wyndham Indianapolis, Indianapolis, Indiana
Exhibit A-22		Wyndham Newark Airport, Newark, New Jersey
Exhibit A-23		Wyndham Pittsburgh Airport, Pittsburgh, Pennsylvania
Exhibit A-24		Wyndham Syracuse, Syracuse, New York
Exhibit A-25		Wyndham Toledo, Toledo, Ohio
Exhibit A-26		Wyndham Westshore, Tampa, Florida
Exhibit B	–	Deed
Exhibit C	–	Bill of Sale
Exhibit D	–	Assignment and Assumption Agreement
Exhibit E	–	Assignment of Occupancy Agreements
Exhibit F	–	FIRPTA Certificate
Exhibit G	–	Liquor License Agreement
Exhibit H	–	Guaranty
Exhibit I	–	Form of New Wyndham License Agreement
Exhibit J	–	Form of Assignment of Ground Lease
Exhibit K	–	Ground Lease Estoppels
Exhibit L	–	Form of New Wyndham Management Agreement
Exhibit M	–	Estoppels
Exhibit N	–	Entity Assignment and Assumption Agreement
Exhibit O	–	Inspection Agreement
Exhibit P	–	Guaranty

Schedules

Schedule 1	–	Owners and Hotels
Schedule 2	–	Operating Lessees
Schedule 3	–	Non-Wyndham License Agreements and Licensors
Schedule 4	–	Ground Leases
Schedule 5	–	Property Allocations
Schedule 6	–	List of Certain Submission Matters
Schedule 7	–	Pro Forma Title Policies
Schedule 8	–	Specified Capital Expenditure Amount
Schedule 9	–	Cap on Expenditures for Obtaining Consents
Schedule 10	–	Executive Committee Employees
Schedule 11	–	Hotels to be subject to New Wyndham License Agreement
Schedule 12	–	Collective Bargaining Agreements
Schedule 13	–	Intentionally Omitted
Schedule 14	–	Hotels to be subject to New Wyndham Management Agreement
Schedule 15	–	Intentionally Deleted
Schedule 16	–	Intentionally Deleted
Schedule 17	–	Third Party Management Agreements

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the Effective Date, by and among Wyndham International, Inc., a Delaware corporation (“Wyndham”), the Owners identified as such on Schedule 1 attached hereto, and W2005 WYN Realty, L.L.C., a Delaware limited liability company (“W2005”), and Halifax Holdings, Inc., a Delaware corporation (“Halifax”; Halifax together with W2005 are referred to as “Purchaser”).

R E C I T A T I O N S:

A. Owners are the owners of the Properties and desire to sell the Properties, and Purchaser desires to purchase the Properties, for the Purchase Price and upon the terms and conditions hereinafter set forth.

B. This Agreement encompasses obligations, rights, covenants, representations, warranties, actions and conditions applicable to each Owner, and it is understood that performance by each Owner shall be required by Purchaser as set forth herein. However, each Owner has executed this Agreement only with respect to its separate Property or Properties and property interests and rights. For purposes of convenience, references in this Agreement to “Owner” shall mean each Owner acting in its own separate capacity with respect to its own Property or Properties and interests and rights, regardless of whether a particular referenced document or action may also encompass similar requirements on the part of the other Owners. Any obligations, covenants, representations, warranties or actions of “the Owner” which relate to, for example, “the Property”, “the Hotel”, “the Real Property”, “the Closing Documents”, “the Personal Property”, “the Land”, “the Improvements”, “the Operating Agreements”, “the Occupancy Agreements” or any other real or personal property or rights or interests therein, shall in fact apply, relate and refer only to the items, property or property interests which are as set forth in the Schedules hereto, which are owned or leased by, or which are for the benefit of, such individual Owner and not any of the other Owners.

C. Any reference herein to “Operating Lessee”, “Wyndham Manager”, “Third Party Manager” or “Manager” shall refer and apply to the Operating Lessee, Wyndham Manager, Third Party Manager or Manager for those Hotels for which there is an Operating Lease, a Wyndham Management Agreement, a Third Party Management Agreement or a Management Agreement, respectively, and shall refer and apply to each individual Operating Lessee, Wyndham Manager, Third Party Manager or Manager with respect to its respective Hotel or Hotels.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I

DEFINITIONS

1.1. Definitions. The following terms shall have the indicated meanings:

“Acquisition Target” shall have the meaning ascribed such term in Section 8.5 hereof.

“Action” means any claim, action, suit, arbitration, inquiry, or proceeding by or on behalf of any Person or any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Advance Bookings” shall mean reservations and agreements made or entered into by Owners, Operating Lessee or Manager in the ordinary course of business prior to Closing for hotel rooms or meeting rooms to be utilized on or after the Closing Date, or for catering services or other hotel services to be provided on or after the Closing Date at or by a Property.

“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety, workplace, labor relations or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting a Property or the ownership, operation, use, maintenance or condition thereof.

“Applicable Reduction” shall mean, with respect to a Property, its Property Allocation.

“Approval Standard” shall have the meaning ascribed thereto in Section 6.2.

“Assignees” shall have the meaning ascribed thereto in Section 10.25.

“Assignment and Assumption Agreement” shall mean one or more assignment and assumption agreements in substantially the form attached hereto as Exhibit D whereby each Owner and/or Operating Lessee of a Property assigns and Purchaser assumes all of its or their right, title and interest in and to (i) the Operating Agreements, (ii) the Leased Property Agreements, (iii) the Off-Site Facility Agreements, (iv) the Collective Bargaining Agreements; and (v) to the extent Purchaser has not agreed with the applicable Third Party Managers to enter into new management agreements with respect to the Hotels subject to Third Party Management Agreements, or to terminate any such Third Party Management Agreements, in each case without penalty or liability to Wyndham, Owner, Operating Lessee or any of their Affiliates, such Third Party Management Agreements that have not been terminated at or prior to Closing in accordance herewith.

“Assignment of Ground Lease” shall mean one or more assignment and assumption agreements in substantially the form of Exhibit J attached hereto whereby each applicable Owner of a Property subject to a Ground Lease assigns and Purchaser assumes all of its right, title and interest in and to the Ground Lease for such Property.

“Assignment of Occupancy Agreements” shall mean one or more assignment agreements in substantially the form attached hereto as Exhibit E whereby each Owner and/or Operating Lessee of a Property assigns and Purchaser assumes all of its or their right, title and interest in and to the Occupancy Agreements with respect to such Property.

“Authorizations” shall mean all licenses, permits, concessions and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of a Property or any part thereof.

“Bear Stearns” shall mean Bear, Stearns & Co. Inc.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that provides benefits to any current or former employee of any of the Hotels.

“Bill of Sale” shall mean one or more bills of sale in substantially the form attached hereto as Exhibit C whereby each Owner and/or Operating Lessee of a Property conveys its or their right, title and interest in and to the Personal Property with respect to such Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties related thereto.

“Capital Expenditure Reserve” and “Capital Expenditure Reserves” shall have the meaning ascribed thereto in Section 6.5(a).

“Closing” shall mean the consummation of the transactions contemplated by this Agreement, which shall occur on the Closing Date.

“Closing Date” shall mean, subject to extensions permitted under this Agreement, the date which is ten (10) business days after the earlier of (i) the conditions set forth in Sections 5.1(d), (f) and (g) and Sections 5.2(c), (e) and (f) have been satisfied (or waived), and either Wyndham or Purchaser has given written notice to the other of the satisfaction of such conditions, or (ii) the Consent Deadline, but in no event shall Closing occur prior to February 28, 2005 without the consent of Purchaser. If the conditions set forth in Sections 5.1(d), (f) and (g) and Sections 5.2(c), (e) and (f) have been satisfied on enough Properties such that the Price Threshold Termination Amount will not be reached, and either Purchaser or Wyndham has given written notice to the other of the satisfaction of such conditions, Closing on those Properties shall occur ten (10) business days after such conditions have been satisfied, but in no event shall Closing occur prior to February 28, 2005 without the consent of Purchaser (the “Primary Closing Date”) and the Closing on the remaining Properties shall occur as provided in the first sentence of this definition (the “Final Closing Date”), provided, however, that if Closing on all Properties has not occurred within ten (10) business day following the Consent Deadline, this Agreement will terminate in accordance with Section 9.7 hereof. All other conditions specified in Section 5.1 and Section 5.2 shall be satisfied as of the Closing Date. The amount of the Deposit that shall be credited to the Purchase Price (if cash) or reduced (if a letter of credit) on the Primary Closing Date shall be a prorata amount of the total Deposit based on the ratio by which the allocated Purchase Price of the Properties being sold on the Primary Closing Date bears to the Purchase Price for all of the Properties. The remainder of the Deposit shall be held by Escrow Agent pursuant to Section 2.3 and applied to the Purchase Price (if cash) or returned to Purchaser (if a letter of credit) on the Final Closing Date. For those Properties for which Closing occurred on the Primary Closing Date, the Closing Date shall be the Primary Closing Date and for those Properties for which Closing occurred on the Final Closing Date, the Closing Date shall be the Final Closing Date.

“Closing Documents” shall have the meaning ascribed thereto in Section 7.1.

“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.

“COBRA” shall have the meaning ascribed thereto in Section 6.8(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” shall mean the Collective Bargaining Agreements listed on Schedule 12 attached hereto.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated August 25, 2004 by and between Wyndham and Interstate.

“Consent Deadline” shall mean April 30, 2005.

“Consents” shall mean the Ground Lease Consents.

“Damages” shall have the meaning ascribed thereto in Section 9.5.

“Deductible Amount” an amount specified in a letter agreement between Purchaser and Wyndham dated as of the Effective Date.

“Deed” shall mean one or more special warranty deeds in substantially the form attached hereto as Exhibit B (or such other form as is customary in the applicable jurisdiction to the same substantive effect) whereby each Owner of a Property conveys title to the Real Property with respect to such Property to Purchaser.

“Default Set” shall have the meaning ascribed thereto in Section 9.1.

“Demand Notice” shall have the meaning ascribed thereto in Section 2.3.

“Deposit” shall mean all amounts deposited from time to time with Escrow Agent by Purchaser pursuant to Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.

“Disclosure Schedule” shall mean that certain Disclosure Schedule dated as of the Effective Date prepared by Wyndham and Owners and delivered to Purchaser on or before the Effective Date which describes certain exceptions to the representations and warranties contained in Article III hereof.

“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall have the definition ascribed thereto in Section 10.20.

“Employee Adjustments” shall have the meaning ascribed such term in Section 7.6.

“Employee Plans” shall have the meaning ascribed such term in Section 3.20.

“Employment Agreements” shall mean any written employment agreements between Owner, Operating Lessee or Wyndham Manager or any Affiliate thereof and Hotel Employees.

“Environmental Laws” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and, in each case, as amended as of the date hereof and the Closing, relating to protection of human health and/or the environment (including, relating to emissions, discharges, releases, storage, disposal, transport or handling of Hazardous Materials) or regulating Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 3908 et seq.

“ERISA” shall have the meaning ascribed thereto in Section 3.20.

“Escrow Agent” shall mean LandAmerica Financial Group, Inc., 655 Third Avenue, New York, New York 10017, Attention: Michael Bebon, Phone: (212) 973-6723, Fax: (212) 949-2438.

“Estoppels” (or individually, an “Estoppel”) shall mean the estoppel certificates substantially in the respective forms attached hereto as Exhibit M, or such other form as may be required by the applicable document being addressed by the estoppel.

“Executive Committee Employees” shall mean those Executive Employees of each Hotel which constitute the Executive Committee of such Hotel, as set forth on Schedule 10 attached hereto.

“Executive Employees” shall mean any General Manager, Controller, Director of Human Resources, Resident Manager, Food and Beverage Director, Chief Engineer, Director of Marketing, or any other department head or member of the executive staff of a Hotel.

“Financial Statements” shall mean the Hotel-level balance sheets and operating statements for fiscal years 2001, 2002 and 2003 and the year-to-date period ending November 30, 2004.

“FIRPTA Certificate” shall mean an affidavit under Section 1445 of the Code in substantially the form attached hereto as Exhibit F.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, court, board, bureau, office or instrumentality, foreign or domestic, or any of them.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ground Lease Consents” shall mean the written agreement or consent of the Ground Lessor under each Ground Lease, to the extent required thereunder, to (i) the conveyance of the applicable Property to Purchaser, (ii) the termination of the Operating Leases, and (iii) the execution and delivery at Closing of the related New Third Party License Agreement or License Terminations, or related New Third Party Management Agreements or Management Agreement Terminations, if and as applicable.

“Ground Lease Estoppels” (or individually, a “Ground Lease Estoppel”) shall mean the estoppel certificates from each Ground Lessor under a Ground Lease, which may include the Ground Lease Consents, substantially in the respective forms attached hereto as Exhibit K or such other form as may be required by the applicable Ground Lessor and which is reasonably acceptable to Purchaser’s Lender.

“Ground Leases” (or individually, a “Ground Lease”) shall mean the ground leases set forth on Schedule 4 attached hereto for the Properties or portions thereof described on Schedule 4.

“Ground Lessor” shall mean the Ground Lessor under a Ground Lease.

“Guarantor” shall mean The Goldman Sachs Group, Inc., a Delaware corporation.

“Guaranty” shall mean that certain Guaranty executed by Guarantor in favor of Wyndham and the Owners in substantially the form attached hereto as Exhibit P.

“Hazardous Materials” means any chemical substance (i) which is defined as a “hazardous substance”, “hazardous waste”, “hazardous material”, “pollutant”, “contaminant” or “toxic”, “explosive”, “corrosive”, “flammable”, “infectious”, “radioactive”, “carcinogenic”, or “mutagenic” material under any Applicable Laws regarding the protection of human health or the environment from such chemical substances; (ii) diesel fuel or other petroleum hydrocarbons; (iii) asbestos or asbestos-containing materials or urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, or (v) radon gas. Hazardous Materials shall not include substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Hotels for the purposes of cleaning, dry cleaning, and other maintenance or operations and otherwise in compliance with Applicable Laws.

“Hotels” (or individually, a “Hotel”) shall mean the Hotels described on Schedule 1 attached hereto.

“Hotel Employees” shall mean all employees of Owner, Operating Lessee, Manager or any Affiliate thereof employed at a Hotel, but specifically excluding any Purchaser Executive Employees.

“Immaterial Contract” shall mean any Operating Agreement, Occupancy Agreement, Leased Property Agreement or Off-Site Facility Agreement, which (x) does not require payments in excess of $50,000.00 individually during any consecutive 12-month period, or (y) does not require payments of more than $250,000.00 individually during any consecutive twelve (12) month period and is subject to termination by Wyndham, Owner or Operating Lessee (and its successors and assigns) on not more than sixty (60) days notice without penalty.

“Improvements” shall mean all buildings, improvements, and other items of real estate located on the Land with respect to a Property.

“Indemnification Claim” shall have the meaning ascribed thereto in Section 9.5.

“Indemnified Party” shall have the meaning ascribed thereto in Section 9.5.

“Indemnitor” shall have the meaning ascribed thereto in Section 9.5.

“Inspection Agreement” shall mean that certain Inspection Agreement dated November 3, 2004, by and between Wyndham and Interstate.

“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Owner, Operating Lessee, or Manager, with respect to the general liability or a specified liability of such Person or with respect to any casualty or loss affecting a Property, its operation, or any part thereof.

“Intangible Personal Property” shall mean, to the extent assignable, Owner’s and/or Operating Lessee’s right, title and interest in and to all intangible personal property owned or possessed by Owner or Operating Lessee and used in connection with the ownership or operation of a Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, (3) Property-specific (i.e., not used by or in connection with any Properties other than such Property) telephone and telecopy numbers, websites, restaurant names and other tradenames, general intangibles, business records, customer lists and plans and specifications pertaining to the Real Property and the Personal Property related to such Property, (4) the share of the Rooms Ledger for such Hotel determined under Section 7.6 hereof, and (5) Advance Bookings for such Hotel, excluding (a) Owner’s or Operating Lessee’s cash on hand, in bank accounts and invested with financial or other institutions; (b) accounts receivable except for the above described share of the Rooms Ledger and accounts receivable described in Section 8.7 hereof; (c) any rights to the name “Patriot American Hospitality,” “Patriot American,” “Patriot” or any derivative thereof; (d) any rights to the name “Wyndham International,” “Wyndham” or any derivative thereof; (e) any rights to the names of any subsidiaries of Patriot American Hospitality, Inc., Patriot American Hospitality Partnership, L.P., Wyndham International, Inc., or Wyndham International Operating Partnership, L.P., or any derivatives thereof, in each case, including all rights, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications using or including such names or (f) any credit card merchant numbers of Owner or Operating Lessee. Notwithstanding the foregoing, Owners and Wyndham are retaining the right to use the customer list of Owners, Operating Lessees, Manager and their Affiliates in connection with other properties owned and/or managed by Owners and its Affiliates.

“Interstate” shall have the meaning ascribed thereto in Section 8.5.

“Inventory” shall mean all inventories of food and beverage in opened or unopened containers and all in-use or reserve stock of linens, china, glassware, silver, uniforms, towels, paper goods, stationery, soaps, cleaning supplies and the like with respect to a Hotel.

“Knowledge Parties” shall have the meaning ascribed thereto in Section 3.20.

“Land” shall mean those certain parcels of real estate relating to each Property described on Exhibit A-1 through Exhibit A-26 attached hereto, which shall include any parcels of real property owned by Owner and used in connection with the Property.

“Leased Property” shall mean all leased items of Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement.

“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.

“Letter of Credit” shall have the meaning ascribed thereto in Section 2.3.

“License Terminations” shall have the meaning ascribed thereto in Section 6.10.

“Licensors” (or individually, a “Licensor”) shall mean the licensors or franchisors under the Non-Wyndham License Agreements, as indicated on Schedule 3 attached hereto.

“Manager” shall mean the manager, if any, of a Hotel.

“Management Agreement” shall mean the management agreement, if any, for a Hotel.

“Management Agreement Terminations” shall have the meaning ascribed thereto in Section 6.15.

“Marriott” shall collectively mean Marriott International Inc., Marriott Hotel Services, Inc., and any of their Affiliates.

“Marriott Documents” shall have the meaning ascribed thereto in Section 6.15.

“Marriott Settlement Agreements” shall mean (i) that certain Settlement Agreement and related documentation dated as of May 27, 1998, as amended by amendment or otherwise amended or modified with closing certificates described below, among Patriot American Hospitality, Inc., Wyndham, Interstate Hotels Company, Interstate Hotels Corporation and Marriott with respect to, among other properties, the Marriott Atlanta North Central: (a) First Amendment to Settlement Agreement dated August 26, 1998; (b) Second Amendment to Settlement Agreement dated October, 1998; (c) Third Amendment to Settlement Agreement dated January 6, 1999; (d) Fourth Amendment to Settlement Agreement dated March 11, 1999; (e) Fifth Amendment to Settlement Agreement dated April 23, 1999; (f) Sixth Amendment to Settlement Agreement dated May 14, 1999; (g) Certificate of Revised Schedule Two to Settlement Agreement dated June 10, 1999; (h) Hotel Classification Certificate dated June 10, 1999; and (i) Marriott Consent to Extension dated June 8, 1999.

“Material Adverse Effect” shall mean any circumstance or event which reasonably would be expected to have a material and adverse effect on the business, results of operations, or value of a Property.

“Material System” shall mean all chillers, boilers, elevators, the HVAC systems, the central plumbing system, central electrical system, central telecommunication system, and the computer reservations system, located at a Property.

“Monetary Encumbrance Release” shall have the meaning ascribed thereto in Section 2.4(e).

“Monetary Title Encumbrance” shall mean any title encumbrances affecting or relating to a Property which are comprised of (i) delinquent taxes, assessments, utility charges or mortgages, deeds of trust, security agreements, or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by an Owner or Owners and/or an Operating Lessee or Operating Lessees, or (ii) judgment liens or construction, mechanics, materialmen’s or other similar liens or charges arising by operation of law, which judgments or other such liens or charges are liquidated in amount and which encumbers only such Property. Monetary Title Encumbrance shall not include any Leased Property Agreement.

“Multiemployer Plan” shall have the same meaning as provided in Section 4001(a)(3) of ERISA.

“National Contracts” shall mean those certain Operating Agreements, Off-Site Facility Agreements, Occupancy Agreements or Leased Property Agreements that apply to the Property and also other hotels owned or managed by Wyndham, any Owner or Operating Lessee or any of their Affiliates.

“New Exceptions” shall have the meaning ascribed thereto in Section 2.4(e).

“New Third Party License Agreement” shall have the meaning ascribed thereto in Section 6.10.

“New Third Party Management Agreement” shall have the meaning ascribed thereto in Section 6.15.

“New Wyndham License Agreement” shall mean a license agreement with Wyndham or its Affiliate in the form attached hereto as Exhibit I for the Hotels described on Schedule 11 attached hereto which shall be guaranteed by Purchaser if any permitted assignee or other party is the licensee thereunder.

“Non-Breach Inaccuracy” shall have the meaning ascribed to such term in Section 9.1.

“Non-Wyndham License Agreements” (or individually, a “Non-Wyndham License Agreement”) shall mean the license or franchise agreements (and the suspended Non-Wyndham License Agreement with Marriott) described on Schedule 3 attached hereto for the Hotels set forth on Schedule 3.

“Occupancy Agreements” shall mean all written leases, concession or occupancy agreements in effect with respect to a Property under which any tenants (other than Hotel guests and any Operating Lessee) or concessionaires occupy space at a Property.

“Off-Site Facility Agreements” shall mean any written leases, contracts and agreements, if any, pertaining to facilities not located at a Property but which are required and presently used for the operation of the Property including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

“Operating Agreements” shall mean all written service, supply, trash removal, maintenance, construction, capital improvement and other similar contracts in effect with respect to a Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreements, and Off-Site Facility Agreements) related to construction, operation, or maintenance of such Property.

“Operating Leases” (or individually, an “Operating Lease”) shall mean the operating leases by and between Owner and Operating Lessee for the Hotels set forth on Schedule 2 attached hereto.

“Operating Lessees” (or individually, an “Operating Lessee”) shall mean the operating lessees under the Operating Leases, as indicated on Schedule 2 attached hereto.

“Operator” shall have the meaning ascribed thereto in Section 8.6.

“Other Party” shall have the meaning ascribed to such term in Section 9.1.

“Owners” (or individually, an “Owner”) shall mean the Owners described on Schedule 1 attached hereto, which own fee simple or leasehold title, as applicable, to the Properties.

“Party” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are (i) set forth on Schedule B to the Pro Forma Title Policies, as same may be modified if any of the Title Requirements are or are not satisfied (ii) New Exceptions which are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof, (iii) exceptions disclosed on the Surveys, (iv) Occupancy Agreements provided to Purchaser for review as part of the Submission Matters, and (v) otherwise permitted under this Agreement or approved or deemed approved by Purchaser.

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, entertainment systems, communications devices and electronics, machinery, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand, FF&E reserves, and petty cash funds) located at a Hotel and owned or leased by Owner (or its Operating Lessee), and Intangible Personal Property.

“Pro Forma Title Policies” shall mean, for each Property, the marked-up pro-forma owner title insurance policies or owner title insurance commitments attached hereto as Schedule 7, together with the endorsements annexed to such policies and commitments, as same may be modified if any of the Title Requirements are or are not satisfied. Any New Exception or other title exception which Purchaser approves or is deemed to have approved or which is otherwise permitted under this Agreement shall be added to Schedule B of the applicable pro-forma title insurance policy or marked-up title insurance commitment. Each Pro Forma Title Policy shall be in the amount of the Property Allocation applicable to each Property (or such lesser available amount of coverage as Purchaser may, at its option, accept from the Title Company).

“Price Threshold Termination Amount” shall have the meaning ascribed to such term in Section 10.24.

“Price Threshold Termination Option” shall have the meaning ascribed thereto in Section 10.24.

“Properties” (or individually, a “Property”) shall mean the Hotels described on Schedule 1 attached hereto and shall include the Real Property and the Personal Property.

“Property Allocation” shall mean the amount of the Purchase Price allocated to each Property as set forth on Schedule 5 attached hereto.

“Purchase Price” shall mean THREE HUNDRED SIXTY-SIX MILLION AND NO/100th DOLLARS ($366,000,000.00), subject to adjustment as expressly provided in this Agreement, which Purchase Price shall be payable in the manner described in Section 2.2.

“Purchaser Parties” shall mean Purchaser and its Affiliates.

“Purchaser’s Lender” shall mean the first lien mortgage lender of Purchaser to finance Purchaser’s acquisition of the Properties. (Purchaser’s obligations hereunder are not conditioned upon obtaining or consummating any financing.)

“Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e).

“Real Property” shall mean the Land and the Improvements with respect to a Property.

“Representatives” shall have the meaning ascribed thereto in Section 8.5.

“Rooms Ledger” shall mean the final night’s room revenue for a Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges), including any sales taxes, room taxes or other taxes thereon.

“Specified Capital Expenditure Amount” shall have the meaning ascribed thereto in Section 6.5(a).

“Submission Matters” shall have the meaning ascribed thereto in Section 2.4(b).

“Surveys” (or individually, a “Survey”) shall mean the surveys defined as such in Section 2.4(e) hereof.

“Survival Claims” shall have the meaning ascribed thereto in Section 9.6.

“Surviving Covenant” shall have the meaning ascribed thereto in Section 9.6.

“Surviving Representations” shall have the meaning ascribed thereto in Section 9.6.

“Terminated Employees” shall have the meaning ascribed thereto in Section 6.6(b).

“Third Party Management Agreements” shall mean the Management Agreements (and submanagement agreements with Marriott) described on Schedule 17 attached hereto for the Hotels set forth on Schedule 17 attached hereto.

“Third Party Managers” shall mean the Managers for the Third Party Management Agreements and listed on Schedule 17 attached hereto.

“Title Commitments” (or individually, a “Title Commitment”) shall mean the title commitments and exception documents defined as such in Section 2.4(e) hereof.

“Title Company” shall mean Lawyers Title Insurance Corporation, 655 Third Avenue, New York, New York 10017, Attention: Michael T. Bebon, telephone: (212) 973-6723; telecopy: (212) 949-2438.

“Title Policy” shall mean an Owner’s Policy of Title Insurance, for all Properties (to the extent permitted by applicable state laws governing title insurance, or if not permitted by such laws the Properties shall be covered by as few Owner’s Policies of Title Insurance as are permitted by applicable laws), on the most recent form of ALTA or other state law prescribed owner’s policy available in the state in which the Land is located, issued (on a co-insurance basis) by the Title Company in accordance with the Pro Forma Title Policies, subject to the Title Requirements, to Purchaser, with extended coverage and with such reasonable and customary reinsurance requested by Purchaser and its lenders. At Closing, Owner will deliver to the Title Company such affidavits and indemnities as are customarily provided by similarly situated sellers to effect the customary removal of so-called pre-printed exceptions and to replace the generic exception for tenants and parties in possession with a list, to Owner’s knowledge, of the tenants under the Occupancy Agreements; provided, however, that the form and content of such affidavits and indemnities shall be reasonably satisfactory to Owner, and in no event shall they increase the scope of Owner’s liability to Purchaser from that which it otherwise would have under this Agreement. The affidavits shall also list, to Owner’s knowledge, any tenants under Occupancy Agreements having options or rights of first refusal to purchase all or any part of the applicable Property.

“Title Requirements” shall mean (i) resolution to the satisfaction of the Title Company of any matters noted as “under consideration” in the Pro Forma Title Policies, and (ii) compliance to the satisfaction of the Title Company with the requirements set forth in the Pro Forma Title Policies. Wyndham and Purchaser agree to cooperate in good faith with the other to cause the Title Company to provide the title insurance coverages, deletions and endorsements provided for in the Pro Forma Title Policies and to satisfy the requirements referenced above. Whether or not the Title Requirements are satisfied, no recorded document or instrument not disclosed (or marked out) in the Pro Forma Title Policies and no Occupancy Agreement not provided to Purchaser as part of the Submission Matters shall be a Permitted Exception or shall be added to Schedule B of the Pro-Forma Title Policies except for New Exceptions which are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof, Occupancy Agreements which Purchaser approves or is deemed to have approved (if such approval is required), or any other New Exceptions, Occupancy Agreements or other matters otherwise permitted under this Agreement or approved or deemed approved by Purchaser.

“Transferor Parties” shall have the meaning ascribed thereto in Section 3.6.

“WARN Act” shall have the meaning ascribed thereto in Section 6.6(b).

“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Personal Property or any part thereof.

“Wyndham” shall mean Wyndham International, Inc.

“Wyndham Management Agreements” (or individually, a “Wyndham Management Agreement”) shall mean the Management Agreements with Wyndham Managers.

“Wyndham Managers” (or individually, a “Wyndham Manager”) shall mean the Managers that are Affiliates of Owners.

“Wyndham’s Response” shall have the meaning ascribed thereto in Section 2.4(e).

“Wyndham’s Response Period” shall have the meaning ascribed thereto in Section 2.4(e).

ARTICLE II

PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE; INSPECTIONS;

2.1. Purchase and Sale. The Owners agree to sell and Purchaser agrees to purchase the Properties for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2. Payment of Purchase Price. Purchaser shall pay the Purchase Price to Owners (or other party designated by Owners) at Closing by making a wire transfer of immediately available federal funds to the account of Owners (or other party designated by Owners). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Owners (or other party designated by Owners) no later than 10:00 AM, Dallas, Texas time on the Closing Date. At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the cash portion of the Deposit (if any). Unless otherwise agreed in writing by Purchaser and Owners, the Purchase Price shall be adjusted as a result of the Closing prorations and adjustments for the Properties pursuant to Section 7.6, and as a result of any termination of this Agreement with respect to a Property hereunder.

2.3. Deposit. It shall be a condition precedent to the effectiveness of this Agreement that Guarantor execute and deliver to Wyndham and the Owners the Guaranty pursuant to which Guarantor guarantees W2005’s obligations pursuant to this Section 2.3. No later than ten (10) days following the Effective Date, time being of the essence, Purchaser shall deliver to Escrow Agent a wire transfer or cashier’s or certified check in the sum of TWENTY-FIVE MILLION SIX HUNDRED TWENTY THOUSAND and NO/100ths Dollars ($25,620,000.00) or 7.0% of the Purchase Price. Upon such delivery the Guaranty shall terminate and be of no further force or effect. The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Wyndham and W2005 at money market rates, or in such other investments as shall be approved in writing by Wyndham and W2005. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Deposit shall become part of the Deposit. The Deposit shall be either (a) applied at Closing against the Purchase Price, (b) returned to W2005 pursuant hereto, or (c) paid to Wyndham pursuant hereto; provided however, that if prior to Closing the Purchase Price shall be reduced as the result of any Property being excluded from this Agreement as expressly provided herein, the Escrow Agent shall promptly return to W2005 a portion of the original amount of the Deposit in the same proportion as the original Purchase Price was so reduced. Notwithstanding anything herein to the contrary, if W2005 fails to timely deliver the Deposit to Escrow Agent under this Agreement, Purchaser shall be in immediate default hereunder (without the benefit of any additional notice or cure period) and Wyndham may terminate this Agreement by written notice to Purchaser whereupon the Deposit shall be payable directly to Wyndham. Wyndham shall be entitled following such termination, as its sole remedies, to (a) sue W2005 and/or Guarantor to obtain the Deposit, which shall be retained by Wyndham and the Owners as liquidated damages, and to recover all costs and expenses, including attorneys’ fees, incurred by Wyndham and/or the Owners to obtain the Deposit from W2005 and/or Guarantor and (b) enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement.

At W2005’s option, the Deposit initially may be (or the cash Deposit may be replaced at any time with) an unconditional, irrevocable letter of credit (the “Letter of Credit”), in which case the “Deposit” shall mean the Letter of Credit and/or any proceeds thereof. The Letter of Credit shall be (a) in an amount equal to TWENTY-FIVE MILLION SIX HUNDRED TWENTY THOUSAND and NO/100ths Dollars ($25,620,000.00) or 7.0% of the Purchase Price, (b) issued by a bank reasonably acceptable to Wyndham, (c) presentable at a bank or branch located in New York, New York, (d) presentable in multiple drafts, (e) for an initial term expiring no earlier than June 15, 2005, and (f) in substantially the form reasonably approved by Wyndham. Upon delivery of such Letter of Credit the Guaranty shall terminate and be of no further force or effect. If the Closing shall occur while the Escrow Agent holds the Letter of Credit, the Letter of Credit shall be returned to W2005 at the Closing. If Wyndham in good faith believes that a default hereunder on the part of Purchaser has occurred, or if the Letter of Credit will expire sooner than thirty (30) days after the Closing Date (as the Closing Date may be extended by any provision hereof or by written agreement of Wyndham and Purchaser) and the Letter of Credit has not been extended to a date at least thirty (30) days after the Closing Date, Wyndham may send a notice to Escrow Agent (with a copy thereof to Purchaser) (the “Demand Notice”), which Demand Notice shall set forth with reasonable specificity the basis for Wyndham’s belief that Purchaser is in default hereunder or that the Letter of Credit will expire sooner than thirty (30) days after the Closing Date. Upon receipt of such Demand Notice, Escrow Agent shall immediately demand full payment of the Letter of Credit, and the proceeds thereof shall become a part of the Deposit. Escrow Agent shall not make any inquiry whatsoever as to the validity of Purchaser’s default hereunder or whether the Letter of Credit has been extended or of Wyndham’s right to send the Demand Notice in connection with demanding full payment of the Letter of Credit; nor shall Purchaser endeavor or have the right to prevent, interfere with or delay (by an action or proceeding or otherwise) the Escrow Agent’s demanding or the issuer paying to the Escrow Agent the full amount of the Letter of Credit. The Letter of Credit shall provide that the only condition to Escrow Agent’s demand for the full amount of the Letter of Credit shall be that Escrow Agent sends a sight draft to the bank issuing the Letter of Credit. The parties acknowledge and agree that Escrow Agent’s obligation to demand and collect full payment of the Letter of Credit following its receipt of a Demand Notice shall be absolute and unconditional and shall remain unaffected by any written notice, contrary instruction or other protest by Purchaser. The parties also acknowledge and agree that if there is any dispute as to the payment or disposition of the Deposit (following Escrow Agent’s demand and collection of the proceeds of the Letter of Credit) or any other monies held in escrow, the payment and disposition of such monies shall be subject to Section 10.10 hereof. Accordingly, Purchaser expressly agrees that Escrow Agent shall be entitled to rely on any Demand Notice received by it from Wyndham, and that Escrow Agent shall not be liable to Purchaser for Escrow Agent’s compliance with any Demand Notice. Any proceeds of the Letter of Credit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Wyndham and W2005 at money market rates, or in such other investments as shall be approved in writing by Wyndham and W2005. In the event the Escrow Agent shall hold the Letter of Credit at the time any provision hereof requires the Deposit to be returned to W2005, such provision shall be deemed to require the return of the Letter of Credit to W2005; provided, however, that if such provision requires only part (but not all) of the Deposit to be returned to W2005, such provision shall be deemed to require Escrow Agent to give irrevocable written notice to the bank issuing the Letter of Credit of a reduction in the amount of the Letter of Credit equal to the part of the Deposit so required to be returned to W2005.

Upon Escrow Agent’s receipt of any notice from Wyndham or Purchaser directing the disposition of the Deposit, Escrow Agent shall only deliver the Deposit pursuant to such notice after Escrow Agent first sends written notice to both Wyndham and Purchaser stating that Escrow Agent intends to deliver the Deposit as so directed, and neither Wyndham nor Purchaser provides a written notice to Escrow Agent objecting to such proposed delivery within five (5) business days thereafter. If neither Wyndham nor Purchaser provides such written objection to Escrow Agent within such five (5) business day period, Escrow Agent shall deliver the Deposit as so directed. If either Wyndham or Purchaser provides such written objection to Escrow Agent within such five (5) business day period, Escrow Agent shall (i) hold the Deposit until it is instructed by a joint written statement of Wyndham and Purchaser as to the disposition of the Deposit, (ii) pay the Deposit into the registry of the court in connection with an interpleader filed pursuant to Section 10.10 hereof, or (iii) pay the Deposit in accordance with a final non-appealable judgment of a court ordering the disposition of the Deposit.

2.4. Inspection.

(a) Purchaser shall have the right to enter upon the Real Property pursuant to the terms and conditions of the Inspection Agreement.

(b) Pursuant to the Inspection Agreement, to the extent in Wyndham’s, Operating Lessee’s, Owner’s or Wyndham Manager’s possession, or control, after requesting delivery to Wyndham of all such items from the Third Party Managers, Wyndham has delivered or made available, physically or electronically, to Purchaser or its counsel copies of the following for each Property (items (1) through (16) shall be referred to herein as the “Submission Matters”):

(1) Copies of all Occupancy Agreements in effect as of the date of this Agreement.

(2) Copies of the Non-Wyndham License Agreements.

(3) Copies of the Ground Leases.

(4) Copies of all Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals, liquor licenses, liquor license applications and licenses issued by Governmental Authorities having jurisdiction over the Properties and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Properties.

(5) Advance Bookings for the Hotels.

(6) Copies of all Operating Agreements, Leased Property Agreements, and Off-Site Facility Agreements.

(7) Copies of all Employment Agreements.

(8) Copies of the Financial Statements.

(9) Copies of all Warranties and Guaranties.

(10) Copies of all soil tests, mold surveys, or other environmental tests, reports, audits or studies related to the Hotels prepared by third parties for Owner, Operating Lessee, Wyndham Manager or any of their Affiliates.

(11) Copies of all parking, structural, mechanical or other engineering studies related to the Hotels that have been prepared by third parties for Owner, Operating Lessee, Wyndham Manager or any of their Affiliates.

(12) Copies of Owner’s most recent title insurance policy and survey covering the Real Property.

(13) Copies of all material correspondence with and reports made to environmental regulatory authorities as to any Property.

(14) Copies of Benefit Plans and the Collective Bargaining Agreements to be assumed by Purchaser.

(15) Copies of the Third Party Management Agreements.

(16) True and complete copies of the form of questionnaire provided to Hotel general managers and the Knowledge Parties concerning the representations and warranties of Wyndham and Owners set forth herein.

(17) Such other materials as Purchaser may reasonably request between the Effective Date and Closing including without limitation, copies of any pleadings related to any pending litigation, arbitration proceeding or Action concerning any of the Hotels or current or former Hotel Employees relating to their employment with a Hotel and financial statements for the Hotels as and when available to Owners, to the extent in Wyndham’s, Operating Lessee’s, Owner’s or Wyndham Manager’s possession or control which are not subject to the attorney-client privilege and can be delivered without breaching any obligations to a third party.

In addition, to the extent in Wyndham’s, Operating Lessee’s, Owner’s or Wyndham Manager’s possession or control and not subject to the attorney-client privilege or confidentiality obligations to a third party, Owners shall make available at the Hotels copies of Employee Plans, employee policy handbooks or practices summary plan descriptions and compensation policies and standards.

Subject only to the representations and warranties of Wyndham and Owners contained herein, Purchaser waives any failure by Wyndham or Owners to provide any of the Submission Matters. Purchaser acknowledges and agrees that any Submission Matters and other information or documents that are in the possession or control of a Third Party Manager shall not, by reason thereof, be deemed to be in the possession or control of Wyndham, Operating Lessee or Wyndham Manager.

(c) If for any reason whatsoever this Agreement is terminated with respect to all or any number of Properties, unless Purchaser has timely filed an action for specific performance pursuant to Section 9.1 of this Agreement, Purchaser shall promptly deliver to Owners (or destroy if delivery is not permitted or practicable), (i) all copies of all the Submission Matters and (ii) any other materials delivered or made available to Purchaser or Purchaser Parties by Wyndham or its Affiliates relating to such terminated Properties. Further, if this Agreement is terminated, Purchaser shall promptly destroy, and provide to Wyndham written certification of such destruction, all copies of any analyses, compilations, studies or other documents or records prepared by Purchaser, its Affiliates, or Representatives that contain, reflect or are derived from information in the Submission Matters or other confidential information provided for in Section 8.5 of this Agreement. The provisions of this Section 2.4(c) shall survive the termination of this Agreement.

(d) Intentionally Deleted.

(e) Purchaser acknowledges that it has heretofore received and reviewed title insurance commitments issued by the Title Company covering the Real Property, binding the Title Company to issue the Title Policies (collectively, the “Title Commitments”) and copies of all documents identified in such Title Commitments as exceptions to title. Purchaser further acknowledges that Purchaser has heretofore received and reviewed updated surveys of the Real

Property delivered by Wyndham to Purchaser (the “Surveys”), prepared by surveyors licensed to practice as such in the States where the Real Property is located.

(1) To the extent a Property is involuntarily encumbered after the Effective Date without the approval of Purchaser (a “New Exception”), upon receipt of written notice of any such New Exception, Purchaser shall have ten (10) business days to review such New Exception and provide written notice to Wyndham with any objections to such New Exception (the “Purchaser Objections”); provided, however, Purchaser agrees that it shall not object to any of the following matters (which shall be deemed Permitted Title Exceptions):

(A) utility and access easements of record which do not materially and adversely affect the value or present use or operation of the Property,

(B) liens for unpaid real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are paid by Owner or Wyndham, covered by a Monetary Encumbrance Release, or apportioned as provided in this Agreement, and

(C) zoning laws and regulations and ordinances of municipal and other governmental authorities affecting the Real Property.

(2) If any matters described in the Title Commitments or Purchaser Objections consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Wyndham shall be obligated to either (A) pay and discharge, (B) bond against in a manner legally sufficient to cause to be released or (iii) indemnify or escrow money or otherwise cause the Title Company to insure over, such monetary Title Encumbrances (together, a “Monetary Encumbrance Release”). For such purposes, Wyndham may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at the Closing.

(3) Wyndham may notify Purchaser within five (5) business days after each receipt of written notice of Purchaser’s Objections (each such five (5) business day period, a “Wyndham’s Response Period”) whether Wyndham, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Wyndham’s Response”).

(A) If Wyndham agrees in Wyndham’s Response to attempt to cure any of such Purchaser’s Objections, Wyndham shall use good faith efforts to cure such Purchaser’s Objections which Wyndham has agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser.

(B) If Wyndham is unable to cure such Purchaser’s Objections by three (3) business days prior to the Closing Date, Purchaser shall, on the Closing Date, elect (i) to waive such Purchaser’s Objections (other than Monetary Title Encumbrances) without any abatement in the Purchase Price, or (ii) to terminate this Agreement with respect to the Property affected by such uncured Purchaser Objection in which case such Property shall be excluded from this Agreement and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by the Applicable Reduction.

(C) If Wyndham does not provide Wyndham’s Response to Purchaser within Wyndham’s Response Period, Wyndham shall be deemed to have elected not to attempt to cure Purchaser’s Objections.

(D) If Wyndham elects in Wyndham’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Wyndham is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, within three (3) business days after the expiration of Wyndham’s Response Period, Purchaser shall elect (i) to waive any Purchaser’s Objections which Wyndham (other than Monetary Title Encumbrances) has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price, or (ii) to terminate this Agreement with respect to the Property affected by such Purchaser Objection in which case such Property shall be excluded from this Agreement and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by an amount equal to the Applicable Reduction.

(E) In the event Purchaser does not provide to Wyndham notice of Purchaser’s election under the preceding sentence within such three (3) business day period, Purchaser shall be deemed to have elected clause (i) of the preceding paragraph. All New Exceptions which are not objected to by Purchaser as provided above (other than Monetary Title Encumbrances which will be covered by a Monetary Encumbrance Release at Closing), or which are waived as provided above, shall all be deemed Permitted Title Exceptions.

(f) Subject to Section 6.2 hereof, from and after the Effective Date, Owner and its Affiliates shall not voluntarily encumber a Property without the prior written consent of Purchaser (except with a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing), which consent shall be subject to the Approval Standard.

(g) Notwithstanding anything herein to the contrary, Purchaser acknowledges receipt of a copy of that certain Improvements and Easement Option Agreement dated as of March 25, 2004 by and between Swatara Associates and High Associates, Ltd. (the “High Option”). To the extent that High Associates, Ltd. exercises the option, the Easement Agreement (as such term is defined in the High Option) shall constitute a Permitted Title Exception and Purchaser shall receive a credit against the Purchase Price for any payments received from High Associates, Ltd. pursuant to the High Option after the Effective Date and before Closing, if any. Wyndham shall have the right to extend the option exercise deadline under the High Option to December 31, 2005 without the prior consent of Purchaser.

2.5. Ground Lease Estoppels. Wyndham shall use commercially reasonable good faith efforts to obtain the Ground Lease Estoppels (subject to known exceptions, but without limitation of Purchaser’s rights under Section 5.1(g) or Section 5.4(a)) on or before the Closing Date, and Purchaser shall use commercially reasonable good faith efforts to cooperate with Wyndham in such efforts.

2.6. Estoppels. Wyndham shall use commercially reasonable good faith efforts to obtain the Estoppels (subject to known exceptions) on or before the Closing Date, and Purchaser shall use commercially reasonable good faith efforts to cooperate with Wyndham in such efforts.

ARTICLE III

OWNERS’ REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into this Agreement and to purchase the Properties, and to pay the Purchase Price therefor, each of Wyndham (jointly and severally) and Owners (severally), except for and subject to the matters described on the Disclosure Schedule, each hereby makes the following representations and warranties:

3.1. Organization and Power. Wyndham and each Owner are duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Wyndham and each Owner has all requisite corporate, partnership, or limited liability company power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of each Owner hereunder.

3.2. Authorization and Execution. This Agreement and each document, certificate, instrument or other agreement contemplated to be delivered or entered into by this Agreement by Wyndham and/or any Owner has been duly authorized by all necessary action on the part of Wyndham and Owners, has been or will be duly executed and delivered by Wyndham and Owners, constitutes or will constitute the valid and binding agreement of Wyndham and Owners and is enforceable in accordance with its terms, subject to equitable principals and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws generally applicable to the rights of creditors. The persons executing this Agreement on behalf of Wyndham and Owners have the authority to do so.

3.3. Owners and Hotels. To the knowledge of Wyndham or Owners, the tangible Personal Property relating to the Hotels is (or prior to Closing will be) owned or leased by the respective Owner (or Operating Lessee) of the Hotel to which such Personal Property relates. To the knowledge of Wyndham or Owners, no Person has any right or option granted by, through, or under Wyndham, Owners or any Owner to purchase, lease or otherwise acquire all or substantially all of any Property other than (i) rights contemplated to be waived pursuant to the Consents, (ii) rights of first refusal and/or offer as listed on Schedule 3 attached hereto, (iii) rights of first refusal of Marriott with respect to the Marriott Atlanta North Central, (iv) right of first offer of Market Center Hospitality Joint Venture as to the Wyndham Dallas Market Center, (v) rights of first refusal of the Ground Lessor with respect to the Wyndham Toledo, and (vi) this Agreement.

3.4. Non-contravention. Subject to the payment in full or release at Closing of any Monetary Title Encumbrances, the satisfaction of all conditions precedent to Closing hereunder listed in Section 5.2 and subject to the consents described in clauses (i) through (iv) of the final sentence of this Section 3.4, the execution and delivery of, and the performance by Wyndham and each Owner of their obligations under, this Agreement do not and will not contravene, or constitute a default under, any of their respective corporate charters, certificates of incorporation, bylaws, articles of organization, limited liability company agreements or regulations, certificates of formation, partnership agreements or other organizational documents, or any material agreement, or any judgment, injunction, order or decree or other material instrument to which any of them is a party or otherwise binding upon any of them, or to the knowledge of Wyndham or any Owner, to which such Owner’s Property is subject, or result in the creation of any lien or other encumbrance on any Property or any asset of any Owner. No consent or approval of any Person is required for the execution, delivery and performance by Wyndham or Owners of this Agreement other than (i) approvals required pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing; (ii) approvals to be obtained pursuant to the Consents; (iii) approvals required under Non-Wyndham License Agreements and Third Party Management Agreements (including the Marriott Settlement Agreement); and (iv) such other consents as are required under Authorizations, rules and regulations of liquor license authorities, Operating Agreements, Occupancy Agreements, Off-Site Facility Agreements and Leased Property Agreements.

3.5. Bankruptcy. None of Owners or Operating Lessees is subject to any pending, or to the knowledge of Wyndham or Owners, threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

3.6. No Special Taxes. To the knowledge of Wyndham or Owners: None of Owners, Operating Lessees or Wyndham Managers or their respective Affiliates (individually and collectively, “Transferor Parties”) has received any written notice of any proposed special taxes or assessments relating to a Property or any part thereof or any planned public improvements that will result in a special tax or assessment against a Property or any portion thereof.

3.7. Compliance with Existing Laws. To Wyndham’s or Owners’ knowledge: Neither Wyndham nor any Transferor Party has received from any Governmental Authority written notice within the past three (3) years (i) of any violation of any provision of Applicable Laws, excluding those of environmental agencies and the Americans with Disabilities Act and any state analogues thereof, with respect to the ownership, operation, use, maintenance or condition of a Property which violation has not been remedied, or (ii) that Owner, Operating Lessee, Wyndham Manager or their Affiliates lack any permit, license, certificate or authority necessary for the present use and occupancy of the Improvements which has not been obtained where such violation or the Owner’s, Operating Lessee’s, Wyndham Manager’s or their Affiliates’ failure to have such permit, etc., reasonably would be expected to have a Material Adverse Effect on the applicable Property.

3.8. Management Agreement/Operating Agreements. To the knowledge of Wyndham or Owners: There are no (i) management, license, franchise, marketing or technical services agreements, (ii) service, supply, maintenance, construction, capital improvement or similar contracts, (iii) lease agreements for the lease of Personal Property (whether a capital lease, operating lease, financing lease or similar agreement), or (iv) lease, contract or agreement pertaining to facilities not located at a Property but which are required and presently used for the operation of the Property (including without limitation use agreements for golf courses, and parking or garage contracts or leases), which in any such case will bind Purchaser or any Property (or portion thereof) after the date of Closing, other than (A) the Third Party Management Agreements (if not terminated as contemplated herein), the Non-Wyndham License Agreements (if not terminated as contemplated hereunder) the Operating Agreements, the Leased

Property Agreements and the Off-Site Facility Agreements, in each case as delivered to Purchaser as Submission Matters, or (B) Immaterial Contracts. All parties to material Operating Agreements, Leased Property Agreements, and Off-Site Facility Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. Neither Wyndham nor Owners have, nor to their knowledge have the other Transferor Parties, received written notice of any intention by any of the parties to any of the material Operating Agreements, Leased Property Agreements, or Off-Site Facility Agreements to cancel the same, nor have Transferor Parties canceled any of same. (For purposes of this Agreement, an Operating Agreement, Leased Property Agreement or Off-Site Facility Agreement shall be deemed “material” only if it is material to, and cannot be replaced without material adverse effect on, the business, results of operations or operation of any Hotel as presently conducted.)

3.9. Insurance. To Wyndham’s or Owner’s knowledge: All of Owners’ Insurance Policies are valid and in full force and effect and neither Wyndham nor Owners have, nor to their knowledge have the other Transferor Parties, received any written notice that Transferor Parties or any other person has failed to comply with any material requirements thereof which failure has not been remedied.

3.10. Condemnation Proceedings; Roadways. To the knowledge of Wyndham or Owners: Neither Wyndham nor Owners, have, nor to their knowledge have the other Transferor Parties, received written notice of any condemnation or eminent domain proceeding pending or threatened in writing against any Property or any part thereof, nor of any written notice of any plan to close, relocate, widen, repave or reconfigure any public or private street, alley, highway or other roadway adjacent to any Property, or any turn lane, median break, curb cut or other vehicular access point through which ingress or egress to or from any Property is gained from any such roadway, and which reasonably would be expected to have a Material Adverse Effect on the applicable Property.

3.11. Actions or Proceedings. To the knowledge of Wyndham or Owners: Neither Wyndham nor any Transferor Party has received written notice of any suit or proceeding pending or threatened in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which any Transferor Parties is a party or by which it or any Property is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) relates to the ownership, lease or operations of any Property and that would not be covered under Insurance Policies, (except for deductibles payable thereunder) or (c) would create a lien on any Property, any part thereof or any interest therein which would not be covered by a Monetary Encumbrance Release at Closing.

3.12. Occupancy Agreements. (a) There are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than the Occupancy Agreements made available for inspection by Purchaser as Submission Matters.

(b) To the knowledge of Wyndham or Owners: Except as provided in the Occupancy Agreements, no tenant or concessionaire or any other party to such Occupancy Agreement is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby, and no rent has been prepaid thereunder for any period longer than one month in advance (other than as security for the first or last month’s rent). No Transferor Parties have received written notice of any intention by any of the parties to any material Occupancy Agreement to cancel the same nor has any Transferor Parties canceled any of same. To the extent that any of the material Occupancy Agreements calls for security, such security remains on deposit with Owner or Operating Lessee, and has not been applied towards any payment due under said material Occupancy Agreements. The Transferor Parties are not, and, to the knowledge of Wyndham and Owners, no other party is in material default under any of said material Occupancy Agreements. Owner or Operating Lessee have performed in all material respects all obligations required of it under all of the material Occupancy Agreements and there remain no material unfulfilled obligations of Owner or Operating Lessee under any material Occupancy Agreements. No tenant has given written notice to Transferor Parties of its intention to institute litigation or otherwise assert a claim or offset with respect to any material Occupancy Agreements. (For purposes of this Agreement, (i) an Occupancy Agreement shall be deemed “material” only (a) if it is material to the business of a Hotel or (b) the failure to perform thereunder would reasonably be expected to have a Material Adverse Effect as to a Hotel, and (ii) a monetary default under an Occupancy Agreement shall be deemed material only if it is more than thirty (30) days past due.)

3.13. Americans With Disabilities Act. To the knowledge of Wyndham or Owners: Transferor Parties have received no written notice from any Governmental Authority or other Person that a Property is not in compliance with the Americans With Disabilities Act or any state statute analogous thereof.

3.14. No Commitments. To the knowledge of Wyndham or Owners, no material commitments have been made by Owners, Operating Lessees or Wyndham Managers to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to a Property which would impose any obligation upon Purchaser, Manager or Owners to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Property.

3.15. Owner Is Not a “Foreign Person”. Such Owner is not a “foreign person” within the meaning of Section 1445 of the Code (i.e., Owner is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Code and regulations promulgated thereunder).

3.16. Financial Statements. To the knowledge of Wyndham or Owners, the Financial Statements fairly present in all material respects the results of operations and financial condition of the Properties as of the date and for the periods set forth therein and were prepared in accordance with GAAP utilizing the Uniform System of Accounts for the Lodging Industry.

3.17. Environmental. To the knowledge of Wyndham or Owners: Except as disclosed in the Submission Matters: (i) Transferor Parties have not engaged in or permitted any operations or activities upon a Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials in violation of any Applicable Laws; (ii) no Hazardous

Materials have migrated from or to the Property upon or beneath other properties in violation of Applicable Laws; (iii) no Hazardous Materials are deposited, stored, have been shipped or transferred from, or otherwise located on, under or in the Property in violation of Applicable Laws; (iv) Transferor Parties have not received from any Governmental Authority or any other Person any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Laws; and (v) there is no site to which the Transferor Parties have transported or arranged for the transport of Hazardous Materials which to the knowledge of the Transferor Parties is or may become the subject of any environmental action.

3.18. Ground Leases. To the knowledge of Wyndham or Owners, Owners have received no written notice of default under a Ground Lease which has not been cured. There are no amendments to the Ground Leases entered into by Owners or anyone with an interest in the Ground Leases arising by, through or under Owners except those provided to Purchaser as part of the Submission Matters or with the Title Commitments. To the knowledge of Wyndham or Owners, the Ground Leases, as amended by amendments entered into by Owners or anyone with an interest in the Ground Leases arising by through or under Owners pursuant to documents provided to Purchaser as part of the Submission Matters or with the Title Commitments, constitute the sole agreement relating to the Ground Leases. Owners and anyone with any interest in the Ground Leases arising by, through or under Owners have not assigned their leasehold interests (other than pursuant to Monetary Title Encumbrances which will be covered by a Monetary Encumbrance Release at Closing). To the knowledge of Wyndham or Owners, the Ground Lessors are not in default under any of the Ground Leases in any material respect. The Ground Leases are in full force and effect.

3.19. Submission Matters. To Wyndham’s and Owners’ knowledge, the Submission Matters have been delivered or made available to Purchaser in accordance with the requirements of Section 2.4(b) in all material respects and are in all material respects true, correct and complete copies thereof in Wyndham’s, Owners’ or Managers’ possession.

3.20. ERISA. There are no employees of or at the Hotels other than Hotel Employees. Except for the Collective Bargaining Agreements, there is no collective bargaining agreement or other agreement with any labor union which affects the Hotels or applies to the Hotel Employees. To the knowledge of Wyndham or the Owners, there is no known union organizing attempt, no strikes, work stoppage or slow down, or any other labor dispute or known question concerning representation of the Hotel Employees and to the knowledge of Wyndham or Owners no such action is currently threatened or has taken place within the three (3) years preceding the Effective Date. Except as provided in Section 6.16 of this Agreement, each Employee Plan maintained or sponsored by, or contributed to by, the Owner, Operating Lessee or Manager or any ERISA affiliate of such entity which covers any Hotel Employee (the “Employee Plans”) has been maintained and operated in all material respects in conformity with all applicable laws, including but not limited to the Code and ERISA, and in accordance with the terms of such Employee Plan. For purposes of this Agreement, (x) (Employee Plan means any employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other employee benefit arrangement, policy, practice, undertaking or payroll practice, including, without limitation, any bonus plan, employment or other compensation agreement, incentive, equity or equity-based compensation or deferred compensation arrangement, stock purchase, stock option, severance pay, sick leave, vacation pay, salary continuation, group health plan, life insurance, pension, profit sharing or fringe benefit plan, and (y) “ERISA Affiliate” means any entity which, together with the Owner, Operating Lessee or Manager (as applicable), is required to be treated as a single employer under Code Section 414 or ERISA Section 4001. None of the Owner, Operating Lessee or Manager nor any ERISA Affiliate thereof has sponsored, contributed to, or had an obligation to contribute to a multiemployer plan as defined in Section 3(37) of ERISA. Except as set forth in Section 6.16 of this Agreement, (i) no Employee Plan provides for post-employment life or health insurance benefits or coverage for any Hotel Employee or any beneficiary of a Hotel Employee, (ii) Purchaser will have no liability with respect to any Benefit Plan or Employee Plan and (iii) there exist no liens on the Hotels or any other assets to be transferred to Purchaser under this Agreement as a result of any liability under Title IV of ERISA or the Code with respect to any Benefit Plan.

Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and its Affiliates and may be waived in whole or in part, in writing, by Purchaser. Each of the representations and warranties contained in this Article III and its various subparagraphs shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Section 7.2(a)(9) hereof, and any claim for any breach of such representations and warranties shall survive Closing only as provided in Section 9.6 hereof.

The term “to the knowledge of Wyndham or Owners” or similar phrase as used in this Article III, shall mean the then actual knowledge of Michael Grossman, an Executive Vice President of Wyndham; Elizabeth Schroeder, Executive Vice President of Wyndham; Philip Gosch, Senior Vice President of Wyndham; Gregory J. Moundas, Vice President and Assistant General Counsel of Wyndham; Tim Fielding, Executive Vice President of Wyndham; Jamie Walters, Senior Vice President of Wyndham; Jay Litt, Senior Vice President of Wyndham; Duane Elledge, Senior Vice President of Wyndham; Niles Harris, Area Director of Operations of Wyndham; Greg Hauenstein, Area Director of Operations of Wyndham; Gary Gutierrez, Area Director of Operations of Wyndham; Phil Guarno, Area Director of Operations of Wyndham; Mike Magnelli, Area Director of Operations of Wyndham; John Green, Area Director of Operations of Wyndham; Beth Stone-Leck, Area Director of Operations of Wyndham; John Paul Oliver, Area Director of Operations of Wyndham; John Loconto, Area Director of Operations of Wyndham; Chuck Lietz, Vice President of Wyndham; John Bryant, Director of Wyndham; Mark Solls, General Counsel of Wyndham; and Mark Chloupek, Operations Counsel of Wyndham (the “Knowledge Parties”); none of whom shall have any duty of investigation or inquiry other than to review and comment in good faith on the representations and warranties contained herein. Wyndham represents and warrants that questionnaires concerning the warranties and representations contained in this Article III were distributed to the general managers for the Hotels for their review and comment. The individuals named in this paragraph shall not have any personal liability for any inaccuracy in any of Seller’s warranties and representations.

3.21. LIMITATION ON OWNER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXPRESSLY SURVIVING THE CLOSING (SUBJECT TO ANY LIMITATIONS ON

SURVIVAL PROVIDED HEREIN) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTIES ARE SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER ANY OWNER, NOR ANY AGENT OR REPRESENTATIVE OF ANY OWNER, HAS MADE, NOR IS ANY OWNER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION OF THE PROPERTIES, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXPRESSLY SURVIVING THE CLOSING (SUBJECT TO ANY LIMITATIONS ON SURVIVAL PROVIDED HEREIN) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, OWNERS ARE NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR FINANCIAL STATEMENTS (EXCEPT FOR THE REPRESENTATION MADE IN SECTION 3.16 HEREOF) PERTAINING TO THE PROPERTIES, OR ANY OTHER INFORMATION RESPECTING THE PROPERTIES FURNISHED BY OWNERS OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING OWNERS. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXPRESSLY SURVIVING THE CLOSING (SUBJECT TO ANY LIMITATIONS ON SURVIVAL PROVIDED HEREIN) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, PURCHASER SHALL BE PURCHASING THE PROPERTIES IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTIES, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, AND PURCHASER HEREBY RELEASES OWNERS, OPERATING LESSEES AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMAND, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTIES, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, SUBJECT TO PURCHASER’S RIGHTS PROVIDED HEREIN FOR A CLAIM FOR INDEMNIFICATION EXPRESSLY SET FORTH IN SECTION 9.5 OR A BREACH OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXPRESSLY SURVIVING THE CLOSING (SUBJECT TO ANY LIMITATIONS ON SURVIVAL PROVIDED HEREIN) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT. PURCHASER ALSO REPRESENTS THAT, WITHOUT LIMITING ANY OF PURCHASER’S RIGHTS CONTAINED HEREIN OR IN A CLOSING DOCUMENT OR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY

INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTIES. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.21 SHALL SURVIVE THE CLOSING.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Wyndham and Owners to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Wyndham and Owners, except for and subject to the matters described on a disclosure schedule delivered to Wyndham on the Effective Date, as follows:

4.1. Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2. Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, subject to equitable principals and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws generally applicable to the rights of creditors. The person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3. Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4. Litigation. To Purchaser’s knowledge, there is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (c) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5. Source of Funds. Purchaser is not itself, and is not acquiring the Hotels or any other assets under this Agreement with “plan assets” (within the meaning of Department of

Labor Regulation 29 C.F.R. § 2510.3-101) of, an employee benefit or other plan subject to Title I of the ERISA, or Section 4975 of the Code (each, a “Plan”), or an entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity.

4.6. Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

The term “to Purchaser’s knowledge”, “of which Purchaser has or had knowledge”, “Purchaser obtains knowledge”, “Purchaser obtains actual knowledge”, “to Purchaser’s actual knowledge” or similar phrases as used in (x) this Article IV shall mean the then current actual conscious knowledge of Christopher L. Bennett, General Counsel of Interstate, William Geiler, Executive Vice President of Interstate, Jay Rosen, a project analyst of Interstate, Marty Stakum, a Senior Project Manager of Interstate, Steve Lawrence, the Director of Taxes of Interstate, Jonathan Langer, a Managing Director of The Goldman Sachs Group, Inc., Robert Bloom, an Associate of The Goldman Sachs Group, Inc., Stephen Angel, an Associate of The Goldman Sachs Group, Inc., David Snell, the Senior Vice President of Highgate Holdings, Inc., Mahmood Khimji, the principal of Highgate Holdings, Inc. and Lynn Messina, the general counsel of Highgate Holdings, Inc., and (y) in the balance of this Agreement shall mean the actual knowledge (without reference to “then current” or “conscious”) of Christopher L. Bennett, General Counsel of Interstate, William Geiler, Executive Vice President of Interstate, Jay Rosen, a project analyst of Interstate, Marty Stakum, a Senior Project Manager of Interstate, Steve Lawrence, the Director of Taxes of Interstate, Jonathan Langer, a Managing Director of The Goldman Sachs Group, Inc., Robert Bloom, an Associate of The Goldman Sachs Group, Inc., Stephen Angel, an Associate of The Goldman Sachs Group, Inc., David Snell, the Senior Vice President of Highgate Holdings, Inc., Mahmood Khimji, the principal of Highgate Holdings, Inc. and Lynn Messina, the general counsel of Highgate Holdings, Inc., and shall be deemed to include, without limitation, all information contained in the Disclosure Schedule and the Submission Matters listed on Schedule 6 attached hereto. The individuals named in this paragraph shall not have any personal liability for any inaccuracy in any of the warranties and representations contained in this Agreement. Purchaser represents that the individuals named in this paragraph are the parties who are most likely to have knowledge of the results of Purchaser’s due diligence studies and investigations and reviews of the Hotels.

ARTICLE V

CONDITIONS PRECEDENT

5.1. As to Purchaser’s Obligations. Purchaser shall have the remedies set forth in Section 5.4(a) as the sole and exclusive remedies of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement):

(a) Owner’s Deliveries. Owner shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Owner pursuant to Sections 7.2(a) and 7.4 hereof.

(b) Representations, Warranties and Covenants; Obligations of Owner. All of Wyndham’s and Owner’s representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made (except for untruths or inaccuracies of which Purchaser has knowledge prior to the Effective Date, which shall be deemed waived by Purchaser); and Owner shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c) Operating Leases and Wyndham Management Agreements. The Operating Leases and the Wyndham Management Agreements shall be terminated on or before the Closing Date, without cost or expense to Purchaser or its Affiliates.

(d) Consents. The Consents shall have been obtained, and any consents required under the Marriott Settlement Agreement to the transaction contemplated hereby shall have been obtained, subject only to the satisfaction of conditions provided for in the applicable ground lease documents or Marriott Settlement Agreement, or otherwise which have been mutually agreed to by the parties hereto, which conditions are expected to occur, and that do occur, on or before the Closing Date.

(e) Title Policies. The Title Company (or another nationally recognized title insurance company, reasonably acceptable to both Owner and Purchaser) shall have unconditionally committed in writing to issue to Purchaser, the Title Policy or Title Policies, if applicable, for the Properties subject only to the Permitted Exceptions, subject to the payment of premiums therefor.

(f) Ground Lease Estoppels. Either (i) Purchaser shall have received the Ground Lease Estoppels dated no earlier than sixty (60) days prior to Closing disclosing no matters inconsistent in any material respect with the representation set forth in Section 3.18 hereof (disregarding for this purpose any “knowledge” or “written notice” limitations set forth therein) and there shall have occurred no material default on the part of any Owners under any Ground Leases since the date of such Ground Lease Estoppels, except in each case for matters which are described on the Disclosure Schedule or of which Purchaser has knowledge as of the Effective Date, or defaults which are cured by Owner on or before the Closing Date; provided, upon written notice to Purchaser, Wyndham shall have the right to extend the Closing Date up to sixty (60) days in order to effectuate such cure or other cure reasonably acceptable to Purchaser’s Lender or (ii) Purchaser’s Lender shall have accepted any Ground Lease Estoppels as delivered as sufficient for the funding of its loan to Purchaser or shall have waived any financing contingency that it receive such Ground Lease Estoppels prior to Closing (or otherwise funded its loan to Purchaser without having received the Ground Lease Estoppels at Closing).

(g) Right of First Refusal. Any Ground Lessor, Licensor, Third Party Manager or any other party having a right of first refusal or first offer in connection with the proposed transfer of the Properties to Purchaser (including pursuant to the Marriott Settlement

Agreement) shall have waived in writing the exercise of such right of first refusal or first offer, or the time period for the exercise thereof shall have lapsed.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and its Affiliates and may be waived in whole or in part, in writing, by Purchaser or by Purchaser Closing the transactions contemplated by this Agreement. The exclusive rights and remedies of Purchaser resulting from a failure of any condition contained in this Section 5.1 are set forth in Section 5.4(a) below.

5.2. As to Owner’s Obligations. Owners shall have the remedies set forth in Section 5.4(b) as the sole and exclusive remedies of Owners, if any of the following conditions are not satisfied or waived by Owners on or prior to the Closing Date (unless the failure to satisfy such condition is caused by the default of Owners or their Affiliates under this Agreement):

(a) Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Owner, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.

(b) Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c) Consents. The Consents shall have been obtained, subject only to the satisfaction of conditions provided for in the applicable documents or otherwise mutually agreed to by the parties hereto to occur, and that do occur, on or before the Closing Date.

(d) Non-Wyndham License Agreements and Management Agreements. With respect to the Hotels subject to a Non-Wyndham License Agreement, Purchaser shall have entered into either a New Third Party License Agreement or a License Termination for each such Hotel. With respect to the Hotels subject to a Third Party Management Agreement, including a submanagement agreement from Marriott, Purchaser shall have entered into either a New Third Party Management Agreement (and Third Party Manager’s consent thereto if required under the Third Party Management Agreements, including Marriott under the Marriott Settlement Agreement) or a Management Agreement Termination from such Third Party Manager (or submanager) for each such Hotel.

(e) Releases. Wyndham, Owners, Operating Lessees, Wyndham Manager and their Affiliates shall have been released from all duties, liabilities and obligations accruing from and after the Closing Date under (i) the Non-Wyndham License Agreements (including, without limitation, any termination fees or damages) (including any “suspended” Marriott License Agreement pertaining to a Hotel) and any guarantees and notes given thereunder, (ii) the Third Party Management Agreements (including, without limitation, any termination fees or damages) and any guaranties and notes given thereunder, and (iii) the Ground Leases and any guaranties and notes given thereunder.

(f) Right of First Refusal. Any Ground Lessor, Licensor, Third Party Manager or any other party having a right of first refusal or first offer in connection with the proposed transfer of the Properties to Purchaser (including pursuant to the Marriott Settlement Agreement) shall have waived the exercise of such right of first refusal or first offer, or the time period for the exercise thereof shall have lapsed.

Each of the conditions contained in this Section are intended for the benefit of Wyndham and Owners may be waived in whole or in part, in writing, by Wyndham, or by Wyndham Closing the transactions contemplated by this Agreement. The exclusive rights and remedies of Wyndham and Owners resulting from a failure of any condition contained in this Section 5.2 are set forth in Section 5.4(b) below.

5.3. Efforts of the Parties. The parties hereto hereby agree to use commercially reasonable good faith efforts to cause each of the conditions precedent to the respective obligations of the parties to be fully satisfied, performed and discharged, on and as of the Closing Date (to the extent within such party’s control or ability to influence).

5.4. Failure of Conditions.

(a) If any condition set forth in Section 5.1(d), (e), (f), (g) or (h) cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement), and, if curable, if Wyndham or Owner fails to cure any such matter or satisfy such condition within fifteen (15) days after written notice thereof from Purchaser, then Purchaser may elect by written notice delivered to Wyndham to terminate this Agreement with respect to such Property affected by such failed condition or to which such failed condition relates, and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by an amount equal to the Applicable Reduction. If the conditions set forth in Section 5.1(a), (b) or (c) cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement), the provisions of Section 9.1 shall govern.

(b) If any condition set forth herein in Section 5.2(c), (d), (e) or (f) cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Owner or its Affiliates under this Agreement), and, if curable, if Purchaser fails to cure any such matter or satisfy such condition within fifteen (15) days after written notice thereof from Wyndham, then Wyndham may elect by written notice delivered to Purchaser to terminate this Agreement with respect to such Property affected by such failed condition or to which such failed condition relates, and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by an amount equal to the Applicable Reduction. If the conditions set forth in Sections 5.2(a) or 5.2(b) cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Owner or its Affiliates under this Agreement), the provisions of Section 9.2 shall govern.

ARTICLE VI

COVENANTS OF OWNER AND PURCHASER

Wyndham and Owners shall, and shall cause Transferor Parties to, comply with the covenants of Owners, Operating Lessees and Wyndham Managers set forth below; and Purchaser shall and shall cause all Purchaser Parties to comply with the covenants of Purchaser set forth below. With respect to each Hotel that is managed by a Third Party Manager, Wyndham shall use commercially reasonable good faith efforts to cause Third Party Managers to comply with such covenants of Transferor Parties and its Affiliates to the extent such covenants relate to matters that are within the scope of such Third Party Manager’s duties under the Third Party Management Agreements. Purchaser agrees that the failure of Wyndham and its Affiliates to comply with such covenants to the extent same are within the scope of the Third Party Manager’s duties under the Third Party Management Agreements, and the Third Party Manager failed to comply with such covenants, Transferor Parties having provided sufficient funds for Third Party Manager to do so if Transferor Parties are obligated under the terms of the applicable Third Party Management Agreement to provide such funds, shall not be a default of Wyndham and Owner under this Agreement.

6.1. Consents. Wyndham, Owners and Purchaser and their Affiliates shall cooperate each with the others and shall use commercially reasonable good faith efforts to obtain the Consents on or before the Closing Date. Purchaser and Wyndham each shall pay one-half (50%) of all third party costs and expenses (plus their own attorneys’ fees and disbursements) in obtaining such Consents. Notwithstanding the foregoing, (i) in no event will Wyndham or Purchaser be required to pay in the aggregate more than the amount set forth in Schedule 9 (plus their own attorneys’ fees and disbursements) pursuant to this Section 6.1, and (ii) in no event shall Purchaser have any obligation to pay any such costs or expenses under this Section 6.1 (other than its own attorneys fees and disbursements) prior to Closing or any such costs or expenses that relate to any Property (other than its own attorneys fees and disbursements) as to which this Agreement is terminated prior to Closing. Purchaser agrees to cooperate and use commercially reasonable good faith efforts to obtain, at no additional cost to Purchaser, a release of Wyndham, Owners, Operating Lessee, Manager and their Affiliates from all duties, liabilities and obligations accruing from and after Closing under the Ground Leases, and any guarantees thereof.

6.2. Operating/ Occupancy/ Leased Property/Off-Site Facility/Management Agreements. Each Owner and Operating Lessee shall not cancel, modify or enter into any new Management Agreements, Non-Wyndham License Agreements, Operating Agreements, Occupancy Agreements, Leased Property Agreements, or Off-Site Facility Agreements except as required in such Owner’s or Operating Lessee’s good faith judgment by the terms thereof, unless (a) any such new agreement would constitute an Immaterial Contract, or any such modification or cancellation is made to an Immaterial Contract and after giving effect to such modification such agreement will continue to constitute an Immaterial Contract and after giving effect to such cancellation the Immaterial Contract is replaced with a new Immaterial Contract, or (b) any cancellation of an Operating Agreement, Occupancy Agreement, Management Agreement, Non-Wyndham License Agreement, Leased Property Agreement, or Off-Site Facility Agreement is the result of a default or failure to perform adequately by the other party thereto, or (c) such Owner has obtained Purchaser’s prior written consent to such cancellation, new agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) business days following Purchaser’s receipt of such Owner’s or Operating Lessee’s written request, Purchaser fails to provide such Owner with a reasonably detailed written description of the reason Purchaser withholds its consent and/or a statement of those changes (if applicable), which, if made, would cause Purchaser to grant its consent (the “Approval Standard”). Each Owner and Operating Lessee shall not enter into any cancellation or modification of a Ground Lease, except as required in such Owner’s or Operating Lessee’s good faith judgment by the terms thereof and after conferring with Purchaser with regard thereto, unless such Owner has obtained Purchaser’s prior written consent to such cancellation or modification, which consent may be withheld in Purchaser’s sole discretion. Notwithstanding the foregoing, if Owner or Operating Lessee elects, and Purchaser consents or is deemed to have consented, to cancel any agreement described in this Section 6.2, Owner or Operating Lessee shall pay any termination fee, costs or penalties associated with such termination, and shall give Purchaser notice of such termination. Owner further agrees that, if requested in writing by Purchaser, Owner or Operating Lessee will cancel any such agreement at Closing so long as (i) such agreement may be cancelled in such Owner’s or Operating Lessee’s good faith judgment by such Owner or Operating Lessee at Closing by the terms of such agreement and (ii) Purchaser pays at Closing any termination fee, costs or penalties associated with such termination.

6.3. Warranties and Guaranties. Transferor Parties shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard.

6.4. Insurance. Each Owner and Operating Lessee shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of such Owner’s or Operating Lessee’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage (but only to the extent deemed commercially reasonable by Owner or Operating Lessee, as applicable, in good faith) at least as extensive as the policy or policies being replaced.

6.5. Operation of Hotels Prior to Closing. Wyndham and each Owner and Operating Lessee covenants and agrees with Purchaser that, to the extent it is legally entitled to do so, between the Effective Date and the Closing Date:

(a) Subject to the restrictions contained herein, as well as seasonal differences and events beyond Owner’s, Operating Lessee’s and Manager’s reasonable control, each Owner shall operate, and shall cause Operating Lessee and/or Wyndham Manager, and shall use commercially reasonable efforts in good faith to cause all Third Party Managers, to operate, the Properties in substantially the same manner in which it operated the Properties prior to the Effective Date in the ordinary course consistent with past practices. Following the Effective Date through the Closing, each Owner shall maintain, and shall cause Operating Lessee and/or Manager to maintain, the Material Systems in substantially the same operating condition as such Material Systems were as of the Effective Date. If any Material System is not maintained in accordance with the preceding sentence (other than due to a casualty or condemnation for which the provisions of Section 8.1 or Section 8.2 hereof shall govern), Owner shall, at its option, (i) at Owner’s expense, repair or replace the Material System to at least the operating condition as existed as of the Effective Date, or (ii) give Purchaser a credit to the Purchase Price in an amount equal to the cost necessary to repair or replace the Material System so as to cause such Material System to be in substantially the same operating condition as it was as of the Effective Date, or (iii) if the cost to repair or replace the Material System to at least the operating condition as existed as of the Effective Date would exceed two percent (2%) of the Property Allocation allocable to such Property affected by such Material System, elect to neither repair or replace such Material System at such Property, nor give Purchaser a credit to the Purchase Price, in which event, Purchaser, as its sole and exclusive remedy (and for which the provisions of Section 9.6 hereof shall not apply), may either waive such failure and proceed to Closing with no reduction in the Purchase Price, or terminate this Agreement on or before Closing only with respect to such Property affected by such Material System, and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by an amount equal to the Applicable Reduction. Wyndham and Owners hereby agree that during the period commencing on January 1, 2004 to December 31, 2004 (the “Repair Period”) Owners have or shall have become obligated to expend the aggregate amount of $16,189,000.00 (the “Specified Capital Expenditure Amount”) for capital improvements at the Hotels performed during the Repair Period, as more particularly set forth on Schedule 8 attached hereto; each Owner being required to expend the sum set forth opposite the name of its Hotel or Hotels. Owners represent that they have already spent the sums set forth on Schedule 8 attached hereto under the column heading “Spent”. Additional capital expenditures made by the Owners shall be based upon appropriate documentation provided by Owners and reasonably approved by Purchaser. In the event that any Owner has expended or become obligated to expend for capital improvements performed during the Repair Period, amounts in excess of the Specified Capital Expenditure Amount for a Hotel, then Owners shall receive a credit to the Purchase Price for such additional expenditure on the Closing Date. In the event that any Owner has not expended or become obligated to expend for capital improvements performed during the Repair Period, the Specified Capital Expenditure Amount for its Hotel(s), then Purchaser shall receive a credit toward the Purchase Price in the amount of the unexpended portion on the Final Closing Date. If this Agreement is terminated as to a Hotel or Hotels, for purposes of calculating the Specified Capital Expenditure Amount, the Specified Capital Expenditure Amount shall be reduced by the Specified Capital Expenditure Amount set forth under the column heading “Totals” on Schedule 8 attached hereto opposite the name of such terminated Hotel or Hotels. In addition to the foregoing, Purchaser shall receive a credit against the Purchase Price on the Final Closing date in the amount of $4,311,000.00; provided that in the event that this Agreement is terminated with respect to one or more Properties then the foregoing credit amount shall be reduced by an amount equal to the product of $4,311,000.00 multiplied by a fraction the numerator of which is the Property Allocation for the terminated Properties and the denominator of which is the total Purchase Price. Furthermore, each Owner agrees to hold in reserve an amount equal to four percent (4%) of the Hotel’s gross room revenues attributable to the period between January 1, 2005 and the Closing Date (each, a “Capital Expenditure Reserve” and collectively, the “Capital Expenditure Reserves”). Each Owner shall only expend a Hotel’s Capital Expenditure Reserve on the acquisition of Personal Property and on the performance of capital repairs at such Hotel; provided that such expenditures shall be subject to Purchaser’s approval pursuant to Section 6.7 of this Agreement and provided further that expenditures from the Capital Expenditure Reserves shall not be credited against the Specified Capital Expenditure Amount. Purchaser shall be entitled to a credit on the relevant Closing Date in an amount equal to the unexpended Capital Expenditure Reserves associated with the Hotels being transferred on such Closing Date.

(b) Subject to seasonal differences, market conditions and events beyond Owner and Operating Lessee’s reasonable control and subject to the respective rights of Owner (or Operating Lessee) and Third Party Manager under the Third Party Management Agreements: each Owner shall continue to take, and shall cause Operating Lessee and/or Wyndham Manager to continue to take, and shall use commercially reasonable efforts in good faith to cause all Third Party Managers to continue to take, guest room reservations and to book functions and meetings; and to cause all Advance Bookings to be booked at rates, prices and charges customarily charged by such Owners or Operating Lessee or Wyndham Manager or Third Party Managers or, as applicable, for such purposes in the ordinary course of business of the Hotels consistent with past practices.

(c) Transferor Parties, subject to the respective rights of Owner (or Operating Lessee) and Third Party Manager under the Third Party Management Agreements, (1) shall not, and shall use commercially reasonable efforts in good faith to cause all Third Party Managers not to enter into any new Employment Agreements with any Executive Employees which would be binding on Purchaser with respect to the Hotels without the express written consent of Purchaser, which consent shall be subject to the Approval Standard, and (2) shall not (and shall use commercially reasonable efforts in good faith to cause all Third Party Managers not to) change, modify, extend, or renew any Employment Agreement with any Executive Employees in effect as of the Effective Date which would be binding on Purchaser or Purchaser’s manager with respect to the Hotels without the express written consent of Purchaser, which consent shall be subject to the Approval Standard. Notwithstanding anything in this Agreement to the contrary, Seller may institute the Strategic Disposition Incentive Plan (the “SDIP”), a copy of which has been provided to Purchaser, at all or any of the Properties.

(d) Wyndham shall promptly advise Purchaser of any Action not covered by Insurance Policies of which Wyndham, Owners or Operating Lessees obtain actual knowledge which reasonably would be expected to have a Material Adverse Effect on a Property, or prevent or delay any of the transactions contemplated by this Agreement.

(e) Subject to the respective rights of Owner (or Operating Lessee) and Third Party Manager under Third Party Management Agreements, each Owner shall refrain and cause Operating Lessee and/or Wyndham Manager to refrain, and shall use commercially reasonable efforts in good faith to cause all Third Party Managers to refrain, from removing or causing or permitting to be removed from any Property any part or portion of the Improvements or the Personal Property owned by such Owner or Operating Lessee, as applicable, other than in the normal course of business consistent with past practices, without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens, claims or encumbrances except Monetary Title Encumbrances to be released at Closing.

(f) Purchaser understands and agrees that, with respect to any Hotel which will not be subject to a management agreement or license agreement after the Closing providing for such Hotel to continue to be operated as a “Wyndham” flagged hotel, Purchaser and its Affiliates shall have no right to use, and Owner and its Affiliates shall have the right to remove, without any obligation to replace or restore, all Tangible Personal Property and Intangible

Personal Property (including, without limitation, signage) containing the name or logo of “Patriot American Hospitality,” “Patriot American,” “Patriot” or any derivative thereof; “Wyndham International,” “Wyndham” or any derivative thereof; or names of any subsidiaries of Patriot American Hospitality, Inc., Patriot American Hospitality Partnership, L.P., Wyndham International, Inc., or Wyndham International Operating Partnership, L.P., or any derivatives thereof (collectively, “Wyndham Names and Marks”) from each Wyndham flagged hotel. Such items may not be used by Purchaser at another hotel owned or operated by Purchaser or its Affiliates or relabeled for use by Purchaser or its Affiliates. Further, Owner and its Affiliates are not transferring, Purchaser and its Affiliates shall not have the right to use, and Owner and its Affiliates have the right to remove without any obligation to replace or restore all branded or non-branded proprietary Tangible Personal Property and Intangible Personal Property, including but not limited to software databases, applications and licensed software, including, but not limited to, the Micros-Fidelio applications, and including but not limited to the JAZZ system (phone log), Opera, any Wyndham WAN connection equipment or other Wyndham communications equipment. To the extent any such removal is not completed prior to Closing, Purchaser shall grant Owner and its Affiliates the right, for up to seventy-two (72) hours after the Closing, to remove, or cause to be removed such Tangible Personal Property and Intangible Personal Property. Reservation and front office system software and license codes for such Hotel will not be transferred to Purchaser, and Purchaser shall be responsible at its sole cost and expense for having a new reservation and front office system in place on the Closing Date. On the Closing Date, such Hotel will be disconnected from all Wyndham systems, including but not limited to purchasing (WynSource), sales and catering (Delphi), property management (Micros-Fidelio), central reservations (Micro-Fidelio), payroll (HRizon), call accounting (JAZZ), accounting (SAP), email, reservations and front office (Micros-Fidelio) and catering. Purchaser shall cause all interior and exterior signage containing any Wyndham Names and Marks to be covered on and after the Closing Date and to be removed promptly after the Closing Date.

6.6. Provisions Applicable to Properties where a New Wyndham Management Agreement is not being executed at Closing. The following provisions shall apply with respect to those Properties for which a New Wyndham Management Agreement is not being executed:

(a) New Employees. Subject to the respective rights of Owner (or Operating Lessee) and Third Party Manager under the Third Party Management Agreements, Wyndham shall make available to Purchaser, to the extent permitted by law, information within Wyndham’s possession or control regarding each Hotel Employee reasonably requested by Purchaser, including salaries and duties and length of service, Employee Plans, and other compensation and fringe benefits, and whether such Hotel Employee is participating in a group health plan maintained by Wyndham, Owner, Operating Lessee or Manager or any of their Affiliates through the exercise of COBRA benefits. Subject to the respective rights of Owner (or Operating Lessee) and Third Party Manager under the Third Party Management Agreements, if and to the extent that Purchaser, or Purchaser’s manager, as opposed to a Third Party Manager or their Affiliates under Third Party Management Agreements assigned to Purchaser at Closing or under New Third Party Management Agreements, Purchaser’s manager will employ Hotel Employees at a Hotel upon the Closing, and beginning fifteen (15) days prior to the Closing Date, the Owner of such Hotel shall, and shall cause Operating Lessee or Manager, to provide to Purchaser or Purchaser’s manager, at no cost or expense to Purchaser or its Affiliates, a meeting room suitable for Purchaser or Purchaser’s manager to conduct interviews and evaluate employment applications of those parties who may seek employment at such Hotel following Closing and each such Owner shall, and shall cause Operating Lessee or Manager, to reasonably cooperate with Purchaser’s or Purchaser’s manager’s efforts to conduct such interviews.

(b) Termination of Hotel Employees; WARN Act. The employment of all Hotel Employees at the Hotels shall be terminated by Owner, Operating Lessee or Manager on or immediately prior to the Closing (the “Terminated Employees”). Purchaser or Purchaser’s manager or its Affiliate shall offer employment to a sufficient number of Terminated Employees on such terms and conditions so as to prevent the application of the U.S. Worker Adjustment and Retraining Notification Act (“WARN Act”). (For purposes of WARN Act liability, the Closing is considered to be the “effective date of sale”). Except as hereinabove described, in connection with the Closing, Purchaser shall use reasonable efforts to cause each Third Party Manager and its applicable Affiliates to continue the employment of all Hotel Employees at the Hotels that will be managed by such Third Party Managers or their Affiliates from and after Closing but, in all events, Purchaser shall cause the Third Party Managers and their applicable Affiliates to take such actions so as to avoid the imposition of WARN Act liability on Owners, Operating Lessee, Wyndham Manager or their Affiliates. At Closing, Purchaser hereby agrees to assume and cause its manager to implement the Collective Bargaining Agreements. The provisions of this Section 6.6(b) shall survive the Closing.

(c) Employee Claims. Wyndham (jointly and severally) and Owner (severally) shall hold harmless, indemnify and defend or cause to be indemnified and defended Purchaser, Purchaser’s manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser, Purchaser’s manager and their Affiliates with respect to claims, causes of action, judgments, damages, penalties and liabilities related to (A) any Benefit Plan, Employee Plan or Employment Agreement, (B) the Collective Bargaining Agreements to the extent related to, or arising out of, any period before the Closing, except as provided in Section 6.16 of this Agreement, or (C) any individual formerly employed at a Hotel (other than the Purchaser Executive Employees), or any Hotel Employees to the extent arising out of any act, failure to act, any transaction or any facts or circumstances (i) occurring prior to the Closing or (ii) undertaken or caused by Transferor Parties or Third Party Manager (in its capacity as agent for Transferor Parties) in connection with Hotel Employees at Closing, including, without limitation: (A) the termination of such Hotel Employees by Transferor Parties or Third Party Manager, excluding any liability under the WARN Act solely resulting from Purchaser’s failure to comply with its obligations under Section 6.6(b) above; (B) the failure of Owners or Operating Lessee or Manager (and its applicable Affiliates) (in its capacity as agent for any of the Transferor Parties) to comply with any Applicable Laws relating to the employment of such Hotel Employees or any union organizing effort or collective bargaining agreement proposed for such Hotel Employees; (C) any alleged discrimination, harassment, hostile workplace, breach of contract or wrongful termination; (D) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance (except with respect to the Purchaser Executive Employees); (E) any liability with respect to any Employee Plan, including any fiduciary liability or any prohibited transaction liability under Code Section 4975 or ERISA Section 406 and (F) subject to Sections 7.6 and 7.9, all costs and expenses associated with salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits

(including sick leave and vacation pay) that are reimbursable to Manager under the Management Agreements or that are accrued or earned by Hotel Employees hired or retained by Purchaser’s manager or their Affiliates after Closing but unpaid as of the Closing Date.

Purchaser shall hold harmless, indemnify and defend Owner, Operating Lessee, Wyndham Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Owner, Operating Lessee, Manager or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees hired on or after the Closing Date by Purchaser or its Affiliates to the extent arising out of any act, failure to act, any transaction or any facts or circumstances (i) occurring, and attributable to the period, from and after the Closing Date, or (ii) undertaken or caused by Purchaser or its Affiliates in connection with the Closing, including, without limitation, (A) the termination by Purchaser or Purchaser’s manager or their Affiliates or Third Party Manager or its Affiliates of Hotel Employees who are hired or retained by Purchaser or Purchaser’s manager or their Affiliates or Third Party Manager or its Affiliates; (B) any and all liability under the WARN Act as provided in Section 6.6(b); (C) any alleged discrimination, harassment, hostile workplace, breach of contract or wrongful termination, with respect to Hotel Employees hired or retained by Purchaser, Purchaser’s manager or Third Party Manager or their Affiliates, or any final, non-appealable judgments arising out of any claims made by Hotel Employees claiming that they were discriminated against in Purchaser’s, Purchaser’s manager’s or their Affiliates’ decision not to hire or retain such Hotel Employees; and (D) any alleged right to workers’ compensation benefits, unemployment compensation, contractual severance, or statutory severance, for Hotel Employees hired or retained on or after Closing by Purchaser, Purchaser’s manager, Third Party Manager or their Affiliates, in each case solely attributable to the period from and after Closing, or the Purchaser Executive Employees, including claims for any withdrawal liability under any Multiemployer Plan except as otherwise provided in Section 6.16 hereof.

The provisions of this Section 6.6(c) shall survive the Closing.

(d) Executive Employees. If and to the extent that Purchaser or Purchaser’s manager or any of their Affiliates, as opposed to the Third Party Manager’s or its Affiliates under Third Party Management Agreements assigned to Purchaser at Closing or under the New Third Party Management Agreements, will employ Hotel Employees at a Hotel upon the Closing, as soon as reasonably practicable and in any event no later than five (5) days prior to the Closing Date, Purchaser shall provide Wyndham with written notice specifying which Executive Employees currently employed at such Hotels will be offered employment by Purchaser or Purchaser’s manager. For one (1) year after the Effective Date, Purchaser and its Affiliates shall not solicit for employment any employees of Wyndham or its Affiliates (including corporate or regional employees), other than employees at a Hotel for which this Agreement is not terminated for continued employment after the Closing or other than pursuant to a general solicitation not specifically targeted at any employees of Wyndham or its Affiliates. For a period of one (1) year after the Closing Date, Wyndham and its Affiliates shall not solicit for employment any employees of Purchaser, Purchaser’s manager or their respective Affiliates who are employees at the Hotel other than pursuant to a general solicitation not specifically targeted at any employees of Purchaser, Purchaser’s manager or their respective Affiliates. The provisions of the immediately preceding two (2) sentences of this Section 6.6(d) shall survive the Closing.

(e) COBRA Requirements.

(1) Wyndham, Owner, Operating Lessees, Wyndham Manager or their Affiliates shall be responsible for the provision of all notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in order to comply with the requirements of COBRA with respect to the transactions contemplated hereby, including the provision of COBRA notices to all Terminated Employees and their COBRA qualified beneficiaries. Purchaser, Purchaser’s manager and their respective Affiliates shall only be responsible for the provision of any notices required to comply with the requirements of COBRA with respect to any Terminated Employees hired or retained by Purchaser, Purchaser’s manager or their Affiliates or by Third Party Manager or its Affiliates, or COBRA qualified beneficiaries thereof, who experience a qualifying event under Purchaser’s health plan, if any, after Closing.

(2) For purposes of this provision, the term “group health coverage continuation” shall mean the requirement to make available continuation of group health coverage pursuant to: (1) Section 4980B of the Code, and/or (2) Sections 601 through 608 of ERISA, and/or (3) any applicable state law. The term “qualified beneficiaries” shall mean any individuals who are entitled to group health coverage continuation under applicable federal or state law. The term “qualifying event” shall refer to an event resulting in the loss of group health coverage to a qualified beneficiary as provided under applicable federal or state law.

(3) Wyndham, Owner, Operating Lessee, Wyndham Manager or their Affiliates shall retain all obligations and liabilities for group health coverage continuation with respect to (1) any qualified beneficiary whose qualifying event occurs after the Closing Date in connection with the employment, after the Closing Date, of a Hotel Employee by Owner, Operating Lessee, Wyndham Manager or any of their Affiliates; (2) all qualified beneficiaries who elected continuation of group health coverage prior to the Closing Date; (3) all qualified beneficiaries, with respect to any group health plan of Owner, Operating Lessee, Wyndham Manager or any Affiliate, who have experienced a qualifying event on or before the Closing Date, but for whom the election period for continuation of group health coverage has not terminated; and (4) all qualified beneficiaries with respect to whom Wyndham and its Affiliates are required to provide COBRA notice as set forth in Section 6.6(e)(1), above.

(4) Purchaser, Purchaser’ manager and their Affiliates shall only be responsible for obligations and liabilities for group health coverage continuation with respect to those Terminated Employees hired or retained on or after the Closing Date by Purchaser or its Affiliates or Purchaser’s manager and its Affiliates and who become participants in Purchaser’s or Purchaser’s manager’s group health plan and who experience a qualifying event after the Closing Date. For the avoidance of doubt, the obligation of Purchaser and its Affiliates under COBRA shall be limited to those qualified beneficiaries who become participants in the health care plans of Purchaser and its Affiliates or Purchaser’s manager and its Affiliates on or after the Closing Date. Purchaser shall indemnify and defend Owner, Operating Lessee and Wyndham Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’

fees) incurred by Owner, Operating Lessee or Wyndham Manager or any Affiliate thereof to the extent arising out of or resulting from Purchaser, Purchaser’s manager’s or their Affiliates’ failure to comply with any provision of this Section 6.6(e)(4).

(5) Wyndham, jointly and severally, and Owner, severally, shall indemnify and defend Purchaser, Purchaser’s manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser, Purchaser’s manager or their Affiliates to the extent arising out of or resulting from Owner’s failure to comply with any provision of this Section 6.6(e).

The provisions of this Section 6.6(e) shall survive the Closing.

6.7. Additional Operating Covenants. During the period from the Effective Date to the Closing Date, Owner, Operating Lessee, Wyndham Manager and Wyndham shall allow Purchaser, at its sole expense, to install a management team (the “Shadow Management Team”) to monitor operations at each Hotel managed by an Affiliate of Wyndham. Purchaser shall (i) cause the Shadow Management Team to minimize interference with, and not to unreasonably interfere with, operations at each such Hotel and (ii) shall designate in writing within two (2) business days following the Effective Date one member of the Shadow Management Team (“Decision Team Member”) at each such Hotel to receive and give all approvals required under this Section 6.7 and all other provisions of this Article VI which are subject to Purchaser’s prior consent. During such period Owner, Operating Lessee, Wyndham Manager and Sellers shall provide to the Shadow Management Team the following: (a) access to all data and Executive Employees regarding the day-to-day operation of each such Hotel, (b) the right to approve group bookings, in excess of twenty-five (25) rooms for a period of three or more nights, at each such Hotel, (c) the right to approve yield management decisions with respect to each such Hotel that are inconsistent with the yield matrices for the Properties provided to Purchaser as of the Effective Date, (d) the right to approve hiring, termination (except for cause) and transfer decisions regarding such Executive Committee Employees at each such Hotel and (e) the right to approve all capital expenditures with respect to each such Hotel in excess of $20,000, except for emergency expenditures which shall include, without limitation, life and health safety expenditures and for capital expenditures made pursuant to any Operating Agreement in effect as of the Effective Date which cannot be terminated without penalty. As to each Hotel that is not managed by an Affiliate of Wyndham, Purchaser will have the foregoing approval and access rights to the extent, and only to the extent, Wyndham and the Owners have such approval and access rights pursuant to the terms of the relevant Third Party Management Agreement, provided that such approval and access rights shall be subject to limitations imposed upon Wyndham pursuant to the terms of the relevant Third Party Management Agreement.

To the extent that there is a vacancy in the Executive Committee Employees at any Property managed by an Affiliate of Wyndham prior to Closing, Purchaser shall have the right, with the prior approval of Wyndham, which approval shall not be unreasonably withheld, to fill such vacancy with an employee of Purchaser’s manager (“Purchaser Executive Employees”). With respect to Wyndham managed Hotels served by a dual general manager, Purchaser shall have the right to place a new general manager at one of the two Properties in accordance with the preceding sentence, provided that the current general manager serving in such dual capacity shall have the first and prior right to select which of the two Properties (s)he will manage following the addition of such new Purchaser manager. All such Purchaser Executive Employees shall perform their functions so as to operate the Properties in accordance with the standard practices and procedures of Wyndham and without occasioning an unreasonable disruption in the operations of the Properties and each Purchaser Executive Employee shall be subject to removal from the Property upon written notice from Wyndham to the extent an employee’s presence at the Hotel becomes unreasonably disruptive, for “cause” as determined by Wyndham in its sole discretion or if an employee fails to adhere to the standard practices and procedures of Wyndham. Wyndham, at its or Owner’s expense, shall provide reasonable accommodations (including meals to the extent meals are made available to Executive Committee Employees) at the Hotels for all Purchaser Executive Employees until Closing. At Closing, Wyndham shall reimburse Purchaser for the salary and benefits of the Purchaser Executive Employees incurred by Purchaser from the date such employees commence work at the Properties through Closing, provided that in no event shall such reimbursement exceed the cost of benefits and salary Wyndham would have incurred to fill such vacancy as determined based upon the current operating budget of the Hotel and/or consistent with the current benefits and salary practices of Wyndham as determined based upon the benefits and salaries afforded to comparable Wyndham employees. In the event that this Agreement is terminated with respect to any Property, any Purchaser Executive Employees shall be promptly removed from such Property. Purchaser shall indemnify, defend and hold Wyndham, the Owners and their Affiliates harmless from any Damages occasioned by any act or omission of the Purchaser Executive Employees.

6.8. Reasonable Inspection.

(a) After Closing, Owner, Operating Lessee and Wyndham Manager shall afford Purchaser and its agents and representatives reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to any Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Properties (other than materials subject to the attorney-client privilege); provided that: (i) any such access by Purchaser shall not unreasonably interfere with the conduct of Owner’s, Operating Lessee’s or Wyndham Manager’s business; (ii) Purchaser shall indemnify, defend and hold Owner, Operating Lessee or Wyndham Manager, as the case may be, harmless from and against any liability, claim, damage or expense, including reasonable attorneys’ fees, incurred by Owner, Operating Lessee, or Wyndham Manager, to the extent arising from Purchaser’s exercise of its rights under this Section 6.8(a); and (iii) Purchaser shall keep and cause its manager and its Affiliates and their respective agents and representatives to keep the information contained in such records confidential in accordance with Section 8.5.

(b) After Closing, Purchaser shall afford Owner, Operating Lessee and Wyndham Manager and their agents and representatives reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to a Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than materials subject to the attorney-client privilege); provided that: (i) any such access by Owner, Operating Lessee or Wyndham Manager shall not unreasonably interfere with the conduct of Purchaser’s, its Affiliates’ or its manager’s business; (ii) Owner, Operating Lessee or Wyndham Manager, as the case may be, shall indemnify, defend and hold Purchaser harmless from and against any liability, claim, damage or expense, including reasonable attorneys’ fees, incurred by Purchaser or its Affiliates, to the extent arising from Owner’s, Operating Lessee’s or Wyndham Manager’s exercise of its rights under this Section 6.8(b); and (iii) Owner, Operating Lessee or Wyndham Manager and their Affiliates shall keep and shall cause their respective agents and representatives to keep the information contained in such records confidential in accordance with Section 8.5. The provisions of these Sections 6.8(a) and 6.8(b) shall survive the Closing.

6.9. Operating Leases. At Closing, Owners shall terminate the Operating Leases without cost or expense to Purchaser or its Affiliates.

6.10. Non-Wyndham License Agreements. At Purchaser’s sole cost and expense (including, without limitation, any application, transfer, termination or other fees chargeable and any costs incurred in connection with the satisfaction and/or compliance with any property improvement plan required by the Licensors), Purchaser shall either (i) enter into new license agreements with Licensors for Hotels currently subject to Non-Wyndham License Agreements, (ii) assume all obligations of Owner, Operating Lessee, Wyndham Manager, and any of their Affiliates, as applicable, arising and accruing from and after the Closing under the Non-Wyndham License Agreements and any guarantees thereof (either such event (i) or (ii) being a “New Third Party License Agreement”), or (iii) cause any such Non-Wyndham License Agreements to be terminated (a “License Termination”). In any event, Purchaser shall have caused all Licensors to release Wyndham, Operating Lessee, Owners, Wyndham Manager and their Affiliates from all duties, liabilities and obligations accruing from and after Closing under the Non-Wyndham License Agreements and any guarantees thereof. Purchaser hereby covenants and agrees to indemnify, and hold Owners, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Owner, Operating Lessee, Wyndham Manager or any of their Affiliates arising out of, by reason of, or in connection with any obligation of, or default by, Purchaser under the Non-Wyndham License Agreement (or New Third Party License Agreement) which occurs, accrues or arises on or after the Closing Date. The obligations of Purchaser contained in this Section 6.10 shall survive Closing.

6.11. Covenant in Case of Exercise of Right of First Refusal or First Offer. In the event that any Ground Lessor or Licensor or Third Party Manager exercises any applicable right of first refusal or first offer in connection with the proposed transfer of the Properties to Purchaser (including pursuant to the Marriott Settlement Agreement), Purchaser and Owner agree this Agreement shall terminate with respect to such Property and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by an amount equal to the Applicable Reduction.

6.12. Certain Matters Related to Conditions of the Hotels. Purchaser acknowledges that (i) with respect to the Wyndham Andover Boston, Boston, Massachusetts, the Town of Andover sent a notice (the “Notice”) dated October 22, 2004 to Wyndham addressing various health code violations at the Hotel and (ii) with respect to the Marriott Atlanta North Central, Atlanta,

Georgia the DeKalb County Public Works Department, Water and Sewer Division, sent a letter (the “Letter”) dated June 4, 2004 to Wyndham notifying Wyndham of the existence of an undersized grease interceptor at the Hotel. Wyndham and the applicable Owners agree to use their reasonable good faith efforts to perform, in a commercially reasonable manner, work sufficient to remedy the violations described in the Notice and the Letter to the reasonable satisfaction of applicable Governmental Authority (the “Work”) prior to Closing; provided, however, in the event the Work is not completed as of the Closing, Purchaser shall receive a credit at Closing in the amount reasonably estimated by Owners to complete the Work. Notwithstanding anything herein to the contrary, performance of the Work by Owners shall not require Purchaser’s consent hereunder. Owners will provide to Purchaser evidence used by Owners to determine the amount of the credit. From and after Closing, to the extent any Work has not been completed, Purchaser shall complete such items timely and adequately, in a commercially reasonable manner to the reasonable satisfaction of the applicable Governmental Authorities and shall defend, indemnify and hold Wyndham, Owner, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any one of them to any third party to the extent arising out of the uncompleted portion of the Work and Purchaser’s failure to perform any and all obligations related thereto.

Purchaser acknowledges its receipt of that certain Stipulation For Settlement (the “Westshore Settlement”) with respect to that certain lawsuit styled “Steven Brother, Plaintiff v. PAH-Tampa, L.P. d/b/a Wyndham Westshore, Defendant”; Case No. 8:03-CV-1464-T-17EAJ in the United States District Court for the Middle District of Florida, Tampa Division. Purchaser acknowledges and agrees that at Closing, it shall assume the obligations of Wyndham and/or Owner under and pursuant to the Westshore Settlement without a corresponding credit from Wyndham, and shall defend, indemnify and hold Wyndham, Owner, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any of them to any third party to the extent arising out of the Westshore Settlement and Purchaser’s failure to perform any and all obligations required thereunder.

Purchaser acknowledges its receipt of that certain Settlement Agreement (the “Toledo Settlement Agreement”) dated August 20, 2004 with respect to that certain lawsuit styled “Disabled Patriots of America, Inc. and Michael Miles v. Toledo Hotel Investors, L.P.”; Case No. 3:04-CV-7138 in the United States District Court for the Northern District of Ohio, Western Division. Purchaser acknowledges and agrees that at Closing, it shall assume any and all obligations of Wyndham and/or Owner under the Toledo Settlement Agreement, without a corresponding credit from Wyndham and/or Owner at Closing, and shall defend, indemnify and hold Wyndham, Owner, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any of them to any third party to the extent arising out of the Toledo Settlement Agreement and Purchaser’s failure to perform any and all obligations required thereunder.

Purchaser acknowledges its receipt of that certain Settlement Agreement (the “Marriott Atlanta Settlement Agreement”) dated August 25, 2003 with respect to that certain lawsuit styled “Disabled Patriots of America, Inc. and Frances B. Bryan v. Interstone\Atlanta Partnership, L.P.”; Case No. 1:03-CV-1183 in the United States District Court for the Northern District of Georgia,

Atlanta Division. Purchaser acknowledges and agrees that at Closing, it shall assume any and all obligations of Wyndham and/or Owner under the Marriott Atlanta Settlement Agreement, without a corresponding credit from Wyndham and/or Owner at Closing, and shall defend, indemnify and hold Wyndham, Owner, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any of them to any third party to the extent arising out of the Marriott Atlanta Settlement Agreement and Purchaser’s failure to perform any and all obligations required thereunder.

Purchaser acknowledges its receipt of that certain letter dated October 12, 2004 by the Government of the District of Columbia, Office of Human Rights, with respect to the Wyndham City Centre Hotel, together with a copy of the ADA Accessibility Survey attached thereto. Owners agree to consult with Purchaser in connection with the negotiations with Government of the District of Columbia, Office of Human Rights related to such ADA Accessibility Survey and the work that will need to be completed at the Hotel with respect thereto, and Owners shall not enter into any settlement agreement with respect thereto without Purchaser’s consent, which consent shall be subject to the Approval Standard. Any settlement resulting therefrom shall be an obligation of Purchaser from and after Closing, and Purchaser shall defend, indemnify and hold Wyndham, Owner, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any one of them to any third party to the extent arising out of the failure of Purchaser to comply with any agreement relating thereto. Owner and Wyndham shall have no obligation to perform any ADA work at the City Centre Hotel prior to Closing. The provisions of this Section 6.12 shall survive the Closing.

6.13. National Contracts. To the extent that any Operating Agreements, Occupancy Agreements, Off-Site Facility Agreements or Leased Property Agreements constitute National Contracts, subject to the last sentence of Section 6.2 hereof, (i) if any such National Contract is assignable as to the applicable Hotel, Owner shall cause to be assigned and Purchaser shall assume such National Contract at Closing, pursuant to the Assignment and Assumption Agreement(s) as it relates to the applicable Hotel and shall enter into such documents as the vendor under such National Contract may reasonably request to evidence Purchaser’s agreement with such vendor resulting from the assignment to and assumption of such National Contract by Purchaser, or (ii) if any such National Contract is not assignable as to the applicable Hotel, Purchaser shall enter into a new contract for the applicable Hotel with the vendor under such National Contract on substantially the same terms and conditions as such National Contract. The provisions of this Section 6.13 shall survive the Closing.

6.14. Marriott Settlement Agreement. At Closing, Purchaser shall assume and pay and perform when due all of Wyndham’s and its Affiliates’ obligations and liabilities arising and accruing from and after the Closing under the Marriott Settlement Agreement and the Management Agreement with Marriott or IHC II, LLC, the Submanagement Agreement between IHC II, LLC and Marriott, and the suspended franchise agreement from Marriott (as modified by the Marriott Settlement Agreement and including any guaranties of any of the foregoing) (collectively, the “Marriott Documents”) with respect to the Marriott Atlanta North Central at Purchaser’s sole cost and expense (including, without limitation, any termination fees or other fees [including amounts based on the present value of future management or license fee streams]) payable under the Marriott Documents in the event of any termination of such Management Agreement or submanagement agreement (or the suspended Marriott license agreement following any reinstatement thereof pursuant to the terms of the Marriott Settlement Agreement) for the Marriott Atlanta North Central. Purchaser shall indemnify and defend Wyndham, Owners, Operating Lessee and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Wyndham, Owners, Operating Lessee or Wyndham Manager or any Affiliate thereof to the extent arising out of or resulting from any such obligations or liabilities accruing with respect to the Marriott Atlanta North Central from and after the Closing Date or Purchaser’s failure to comply with any provision of this Section 6.14. The provisions of this Section 6.14 shall survive the Closing.

6.15. Third Party Management Agreements. At Purchaser’s sole cost and expense (including, without limitation, any application, transfer, termination or other fees chargeable and any costs incurred in connection with the satisfaction and/or compliance with any property improvement plan required by the Third Party Managers), Purchaser shall either (i) enter into new management agreements with the Third Party Managers for the Hotels currently subject to Third Party Management Agreements and obtain Third Party Manager’s consent to the transfer of such Hotel pursuant hereto (if required), or (ii) assume all obligations of Wyndham, Owners, Operating Lessee and any of their Affiliates, as applicable, arising or accruing from and after the Closing under the Third Party Management Agreements and any guaranty thereof, and obtain Third Party Manager’s consent to the transfer of such Hotel pursuant hereto (if required), or (iii) cause any such Third Party Management Agreements to be terminated. Purchaser agrees to cooperate and use commercially reasonable good faith efforts to obtain, at no additional cost to Purchaser, a release of Wyndham, Operating Lessee, Owners, Wyndham Manager and their Affiliates from all duties, liabilities and obligations accruing from and after the Closing under the Third Party Management Agreements (including, without limitation, the obligation to pay the termination fees described in Section 6.14 above pursuant to the Marriott Settlement Agreement) and any guaranties thereof. If the consent of a Third Party Manager is required for the transfer of the applicable Hotels pursuant hereto, Purchaser hereby covenants and agrees that for so long as Third Party Manager agrees to either (i) enter into an assignment and assumption of the Third Party Management Agreement to Purchaser, (ii) enter into a new management agreement on Third Party Manager’s standard form (with modifications customary for such Third Party Manager), in either such event (i) or (ii) (a) including the obligation that Purchaser, if any permitted assignee or other party is the owner thereunder, provide a guaranty thereof, (b) on customary terms and (c) subject to any property improvement plan required by such Third Party Manager (either such event (i) or (ii) being a “New Third Party Management Agreement”), or (iii) permit such Third Party Management Agreement to be terminated without penalty or liability to Wyndham, Owners, Operating Lessee, Wyndham Manager and any of their Affiliates (a “Management Agreement Termination”), then Purchaser shall enter into either such new Third Party Management Agreement or such Management Agreement Termination at Closing. If the consent of the Third Party Manager is not required for the transfer of the applicable Hotel to Purchaser pursuant hereto, Wyndham, Owner, Operating Lessee and any of their Affiliates, as applicable, shall assign and Purchaser shall assume such Third Party Management Agreement at Closing.

6.16. Multiemployer Plans.

(a) Notwithstanding any other provision of this Agreement to the contrary, Purchaser and each of the Contributors (as defined herein) intend to satisfy the requirements of Section 4204 of ERISA to avoid a withdrawal by each Contributor as a result of the transactions contemplated hereby from the Union Pension Fund with respect to the Hilton Newark Gateway, Newark, New Jersey, as amended from time to time (the “Hotel Multiemployer Plan”). In this regard, effective as of 12:01 a.m. on the Closing Date, Purchaser shall become a successor employer contributing to the Hotel Multiemployer Plan on behalf of the Terminated Employees participating therein pursuant to the terms of the applicable Collective Bargaining Agreement (the “Union Employees”) and Purchaser will make contributions after the Closing Date to the Hotel Multiemployer Plan with respect to operations conducted with the assets acquired pursuant to this Agreement for substantially the same number of contribution base units for which the Contributors had an obligation to contribute to the Hotel Multiemployer Plan on the Closing Daye in accordance with the applicable terms of the applicable Collective Bargaining Agreement. Notwithstanding any other provision herein contained, at the Closing, Purchaser shall hire all Union Employees under such terms and conditions as provided in the applicable Collective Bargaining Agreement. For purposes hereof, “Contributors” mean Wyndham, Manager, Owner and their Affiliates.

(b) Purchaser will provide to the Hotel Multiemployer Plan, as soon as practicable after the Closing, but in any event, by the time required pursuant to Section 4204 of ERISA, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA with a five-year term commencing as of the first day of the first plan year of the Hotel Multiemployer Plan immediately following the Closing Date (the “Protected Period”) or establish an escrow account with a bank or similar financial institution, with the same term, satisfactory to the trustees of the Hotel Multiemployer Plan in an amount equal to the greater of (i) the average of the Contributors’ annual contributions to the Hotel Multiemployer Plan for the three plan years preceding the plan year in which the Closing Date occurs, or (ii) the Contributors’ contribution to the Hotel Multiemployer Plan for the plan year preceding the plan year in which the Closing Date occurs. Unless an advance exemption or variance is granted as contemplated in clause (e) below, the Contributors shall promptly reimburse Purchaser for all of its reasonable expenses incurred in obtaining, establishing and maintaining such bond or escrow.

(c) Assuming that the Purchaser and the Contributors have satisfied the requirements of Section 4204 of ERISA and the Purchaser has become a successor employer to the Contributors in the Hotel Multiemployer Plan, if there is, for any reason or under any circumstances, a partial or complete withdrawal (as such terms are defined in Sections 4205(a) and 4203(a) of ERISA respectively) from the Hotel Multiemployer Plan by Purchaser or its Affiliates prior to the end of the Protected Period, the Contributors shall jointly and severally indemnify Purchaser and its Affiliates for the difference between the amount of withdrawal liability actually imposed on the Purchaser or its Affiliates with respect to any such partial or complete withdrawal and the amount of withdrawal liability that would have been imposed on Purchaser had the Contributors and Purchaser not entered into this Section 6.16 (the “Incremental Amount”). If the Hotel Multiemployer Plan does not inform the parties of the amount of liability that would have been imposed on Purchaser had the Contributors and Purchaser not entered into this Section 6.16, the parties shall appoint an independent expert to determine such amount. Purchaser shall provide the Contributors with prompt written notice of any assessment of withdrawal liability by the Hotel Multiemployer Plan. The Contributors shall be required to pay the Incremental Amount to the Purchaser or its Affiliates, less any amounts it has already paid to the Purchaser and/or the Hotel Multiemployer Plan with respect to such Incremental Liability, promptly after the Purchaser or its Affiliates have become legally bound to pay the amount of withdrawal liability imposed as result of such partial or complete withdrawal. With respect thereto, the parties to this Agreement shall reasonably cooperate with each other seeking to challenge or otherwise protest the amount of the withdrawal liability imposed or asserted by the Hotel Multiemployer Plan. The part(y)(ies) that seek to challenge any such liability shall bear all costs and penalties associated therewith. If both parties desire to challenge, the costs and penalties shall be split in such a fashion as may reasonably be determined by the parties at such time. Purchaser shall not pay or otherwise satisfy any withdrawal liability asserted against it by the Hotel Multiemployer Plan without first attaining approval of the Contributors unless failure to do so would reasonably be expected to result in material harm to the Purchaser.

(d) If there is a partial or complete withdrawal from the Hotel Multiemployer Plan by Purchaser or its Affiliates prior to the end of the Protected Period, the Contributor that was obligated to contribute to such Hotel Multiemployer Plan shall be secondarily liable for any withdrawal liability such Contributor would have had to such Hotel Multiemployer Plan had the Contributor and Purchaser not entered into the agreements contained in this Section 6.16 to the extent the liability of Purchaser to the Hotel Multiemployer Plan as a result of such complete or partial withdrawal therefrom is not paid by Purchaser or its Affiliates to the Hotel Multiemployer Plan in respect of such withdrawal. Notwithstanding the foregoing, the Contributors shall also be secondarily liable to the Hotel Multiemployer Plan to the extent required by such Hotel Multiemployer Plan as a condition to accepting Purchaser or its Affiliates as a successor employer as contemplated hereunder. Notwithstanding the foregoing, the Contributors agree to provide a bond or amount in escrow as required by ERISA Section 4204(a)(3). To the extent the Contributors furnish a bond or escrow and the Contributors are determined to be liable for withdrawal liability in accordance with Section 4204 of ERISA, upon payment of the bond or escrow to the Hotel Multiemployer Plan, the Contributor’s withdrawal liability amount shall be reduced by the amount of Contributor’s bond or escrow.

(e) Purchaser and the Contributors agree to take all actions necessary to request, and use all reasonable efforts to obtain, a variance or exemption from the Hotel Multiemployer Plan or Pension Benefit Guaranty Corporation with respect to the Purchaser’s bond obligation or escrow obligation and the Contributor’s contractual promise to be secondarily liable in accordance with ERISA Section 4204 and the regulations promulgated thereunder. If such variance or exemption is granted or in the event an exemption from such requirements is available under applicable regulation and the Hotel Multiemployer Plans confirms that such exemption is applicable, then paragraph (b) and/or (d) of Section 6.16 shall not apply.

The provisions of this Section 6.16 shall survive Closing.

ARTICLE VII

CLOSING

7.1. Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201-4675, or at such other place as Purchaser and Owner may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto.

7.2. Owner’s Deliveries.

(a) At the Closing, Wyndham or Owner shall deliver or shall cause Operating Lessee or Wyndham Manager to deliver, as applicable, to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of each of Wyndham, Owner, Operating Lessee and/or Wyndham Manager, as applicable, and shall be dated effective as of the Closing Date:

(1) Deed.

(2) The Bill of Sale.

(3) The Assignment and Assumption Agreement.

(4) The Assignment of Occupancy Agreement.

(5) The Assignment of Ground Lease.

(6) The New Wyndham License Agreement for the Hotel(s) identified on Schedule 11 attached hereto.

(7) FIRPTA Certificate.

(8) A certificate representing (which representation shall be deemed a representation made pursuant to and contained in and subject to Article III hereof and shall be subject to the limitations on survival and remedies set forth in Section 9.6 hereof) that all of the representations and warranties set forth in Article III hereof are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate in addition to any matters set forth in the Disclosure Schedule (and except for untruths or inaccuracies of which Purchaser has knowledge as of the Effective Date, which shall be deemed waived by Purchaser).

(9) Any other documents or instruments specifically required by this Agreement.

(b) Promptly after Closing, Wyndham and Owner shall, and shall cause Operating Lessee or Wyndham Manager, to deliver to Purchaser or make available to Purchaser at the Hotel, to the extent in Wyndham’s, Owner’s, Operating Lessee’s or Wyndham Manager’s

possession or control, or with respect to Hotels managed by a Third Party Manager, to the extent that such Third Party Manager agrees to make it available upon Wyndham’s request:

(1) all original Warranties and Guarantees, Operating Agreements, Leased Property Agreements, Occupancy Agreements, and Off-Site Facility Agreements in Transferor Parties’ possession or control.

(2) to the extent assumed by Purchaser at Closing, all original Third Party Management Agreements.

(3) information regarding each Hotel Employee whose employment is to be continued by Purchaser’s manager, as to salaries and duties and length of service, the date to which such Hotel Employee has been paid, accrued but unpaid sick leave, vacation pay, salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits, and whether such Hotel Employee is participating in a group health plan maintained by Owner or Operating Lessee or Wyndham Manager or any of their Affiliates through the exercise of COBRA benefits.

(4) information as to all Advance Bookings, advance room reservations, functions and the like, in reasonable detail for each Hotel.

(5) information as to the Rooms Ledger as of midnight on the date prior to the Closing, including the name of each account and the amount due.

(6) to the extent in the possession or control of Wyndham, Owner, Operating Lessee or Wyndham Manager or any of their Affiliates, originals of Certificate(s)/Registration of Title for any vehicle owned by an Owner or Operating Lessee (or other Owner Affiliate) and used in connection with a Property, and if not in the possession or control of Owner or Operating Lessee or Manager or any of their Affiliates, Owner agrees that it will use its commercially reasonable good faith efforts to promptly obtain duplicate originals (or the equivalent thereof as may be issued by the applicable issuer) of such Certificate(s)/Registration of Title.

7.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver, or cause Purchaser’s manager if applicable to deliver, to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn to on behalf of Purchaser or Purchaser’s manager, as applicable, and dated effective as of the Closing Date:

(a) The Assignment and Assumption Agreement.

(b) The Assignment of Occupancy Agreement.

(c) The Assignment of Ground Lease.

(d) The New Wyndham License Agreement for the Hotel(s) identified on Schedule 11 attached hereto.

(e) A certificate representing (which representation shall be deemed a representation made pursuant to and contained in Article IV hereof) that all of the representations and warranties set forth in Article IV hereof are true and correct in all material respects as of the Closing Date.

(f) Any other document or instrument specifically required by this Agreement.

(g) At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price.

7.4. Mutual Deliveries. At the Closing, Purchaser and Wyndham, Owner, Operating Lessee or Wyndham Manager, as applicable, shall mutually execute and deliver each to the other:

(a) Subject to the provisions of Section 7.6 hereof, a closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b) Subject to the provisions of Section 8.6 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where a Hotel is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

(c) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.

To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Sections 7.2, 7.3 or 7.4 of this Agreement.

7.5. Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the transfer of the Properties, transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of the Properties (but not transfer taxes due with respect to any subsequent transfer thereof by Purchaser, which shall be paid by Purchaser), as well as the cost for escrow fees of the Escrow Agent, title insurance policies (but not mortgagee policies or endorsements thereto which shall be paid by Purchaser), endorsements and surveys, shall be split equally between Wyndham and Purchaser; provided, however, that Wyndham shall pay 100% of the cost of any additional premium charged or cost incurred to effect a Monetary Encumbrance Release. To the extent releases or corrective instruments are required to be delivered by Owner pursuant to the terms of this Agreement, Owner shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering any Property and for any costs associated with any corrective instruments. All other costs (except as otherwise expressly provided in this Agreement or any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Wyndham in accordance with local custom in the jurisdiction in which the Property is located. If this Agreement is terminated with respect to all or any Property, Wyndham shall pay any costs for the Title Commitment and Survey ordered for such Property. The provisions of this Section 7.5 shall survive any termination of this Agreement with respect to all or any Property.

7.6. Revenue and Expense Allocations. All cash items of revenue and expense with respect to the Properties, and applicable to the period of time before and after Closing, determined in accordance with GAAP consistently applied, shall be allocated between Owner (or Operating Lessee) and Purchaser as provided herein. Pursuant to such allocation, Owner (and Operating Lessee) shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing; provided that the Rooms Ledger and room attendant wages for the date of Closing shall be shared equally between Purchaser and Owner (and Operating Lessee). Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Non-cash items, such as depreciation and amortization expense, shall not be prorated. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a) Current rents (excluding rent under the Operating Leases) and rent under Ground Leases.

(b) Real estate and personal property taxes (with maximum allowable and available discounts for early or prompt payment of unpaid taxes).

(c) Revenue and expenses under the Operating Agreements, Leased Property Agreements, Occupancy Agreements, Off-Site Facility Agreements and other agreements assumed by Purchaser. Owners and Purchaser agree that expenses under Operating Agreements which will constitute ongoing construction, capital improvement and other similar work shall be allocated to Owners as to work completed prior to the Closing Date (and applicable retainage related thereto), and shall be allocated to Purchaser as to work completed from and after the Closing Date (and applicable retainage related thereto).

(d) Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e) Municipal or other governmental improvement liens and special assessments, which shall be paid by Owner at Closing where the work has been completed, and which shall be assumed by Purchaser at Closing and paid by Purchaser where the work has been authorized or started, but not completed; provided, however, that if such liens or assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Owner shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payment of and shall pay such installments relating to periods subsequent to the Closing Date.

(f) License and permit fees, where transferable.

(g) All other cash revenues and expenses of the Properties, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like, but excluding (i) costs for insurance terminated with respect to any Property as of the Closing Date and (ii) cost of Inventory not in circulation.

(h) The Rooms Ledger and room attendant wages for the date of Closing which shall be apportioned equally between Owner (or Operating Lessee) and Purchaser.

(i) Fees or expenses payable to Licensors or Third Party Managers under the License Agreements or Third Party Management Agreements being assumed by Purchaser, if any.

Owner shall receive a credit for any prepaid cash expenses for goods or services to be provided after the Closing Date. Purchaser shall receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (iii) unforfeited security deposits together with any interest payable to a tenant thereon held by Owner or Operating Lessee under Occupancy Agreements and (iv) any outstanding scrip, certificates or other free or discounted room nights issued outside of the ordinary course of business. At Closing, Owner or Operating Lessee shall sell to Purchaser in connection with the Properties, and Purchaser shall purchase from Owner or Operating Lessee, at face value, in addition to the Purchase Price: (i) all petty cash funds in connection with the guest operations at the Hotels; (ii) the so-called “guest ledger” as mutually approved by Purchaser and Owner or Operating Lessee for the Properties of guest accounts receivable payable to a Hotel as of the check out time for such Hotel on the Closing Date (based on guests and customers then using such Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date; and (3) the Inventory. Notwithstanding the foregoing, (i) all portions of the Inventory consisting of food and beverages contained in opened containers, and (ii) Inventory consisting of linens, china, glass and silverware which do not exceed or are below normal operating levels consistent with current practices, adjusted for seasonal levels, for the Properties shall be delivered by Owners to Purchaser at Closing at no additional cost. The parties shall jointly take inventories of all Inventory as near as practical to the Closing Date, and all adjustments and payments due thereon shall be made at Closing. For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (i) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to Purchaser; and (ii) for the guest ledger, the total of all credit card accounts receivable as shown on the records of each Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (½) share of

Rooms Ledger. The purchase price of said petty cash fund and guest ledger shall be paid to Owner and Operating Lessee at Closing by a credit to Owner in the computation of the adjustments and prorations on the Closing Date.

With respect to all Hotel Employees and such Executive Employees as are retained or hired by Purchaser or Purchaser’s manager or Third Party Manager on or after the Closing, at the option of Owner (i) Owner, Operating Lessee or Wyndham Manager shall pay or cause to be paid on or before the Closing Date, or (ii) Purchaser or Purchaser’s manager shall assume the obligation to pay and Purchaser shall receive a corresponding credit on the closing statement (the “Employee Adjustments”) for, all costs and expenses associated with accrued but unpaid salary, wages and bonuses, accrued but unpaid profit sharing and pension, health and welfare benefits, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation and fringe benefits, (excluding accrued or earned sick leave and vacation pay, all of which shall be assumed by Purchaser without a corresponding credit on the closing statement, provided, however, Purchaser shall be entitled to a credit on the closing statement for one hundred percent (100%) of earned vacation pay and only sixty-five percent (65%) of accrued but unearned vacation pay to the extent not paid to Hotel Employees on or prior to Closing). For any Executive Employees who are not retained or hired by Purchaser on or after the Closing, Owner, Operating Lessee or Manager shall pay or cause to be paid all costs and expenses relating to all items described in this paragraph which accrue prior to the Closing Date.

Owner and Operating Lessee shall be required to pay or cause to be paid all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Owner (and Operating Lessee) and Purchaser.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Owner or Operating Lessee or by Purchaser with respect to Properties after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. If Wyndham and Purchaser are unable to agree on the closing statement on the Closing Date, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by Wyndham and Purchaser. With respect to any closing statement amounts or issues that are not agreed upon at Closing, such disputed sums shall be placed into escrow with Escrow Agent and Wyndham and Purchaser shall thereafter work in good faith to resolve, allocate or prorate such amounts or issues on a cash basis; provided that if such amounts or issues are not fully agreed upon and paid (subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense) within thirty (30) days after the Closing, then, in such event, such amounts or issues shall be submitted to PricewaterhouseCoopers or another independent certified public accountant with a hospitality practice reasonably acceptable to Wyndham and Purchaser, for final resolution, and Wyndham and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by Purchaser and Wyndham. The provisions of this Section 7.6 shall survive the Closing.

7.7. Safe Deposit Boxes. On the Closing Date, Owner or Operating Lessee shall cause Manager to make available to Purchaser at each Hotel all receipts and agreements in Manager’s possession or control relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Owner, Operating Lessee and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify and defend Owner, Operating Lessee and Manager (as manager under the Management Agreement) and any Affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them, to the extent relating to items in such safety deposit boxes as of the Closing Date. Wyndham and Owner shall indemnify, defend and hold harmless Purchaser and Purchaser’s manager and their Affiliates from any other liability, claim, cost or expense (including reasonable attorney’s fees) to the extent relating to any such safety deposit box arising or attributable to the period prior to the Closing Date. If either Owner or Purchaser should elect, as part of the Closing, they shall jointly, with each holder of any such safety deposit boxes, inventory the contents of such safety deposit boxes and seek to have the holder thereof confirm to Owner and Purchaser, in writing, its contents. The provisions of this Section 7.7 shall survive the Closing.

7.8. Inventory of Baggage. The representatives of Owner, Operating Lessee and/or Manager, and of Purchaser shall prepare an inventory of baggage at each Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), and (iii) all items contained in the Hotel “lost and found”. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Owner, Operating Lessee and Manager (as manager under the Management Agreements) and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by Owner, Operating Lessee or Manager (as manager under the Management Agreement) or any Affiliate thereof to the extent relating to items listed in such inventory. Wyndham and Owner shall indemnify, defend and hold harmless Purchaser, Purchaser’s manager and their Affiliates from any other any claim, liability, cost or expense (including reasonable attorneys’ fees) to the extent relating to guest baggage, packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel arising or attributable to the period prior to the Closing Date and not noted on the inventory provided in this Section 7.8. The provisions of this Section 7.8 shall survive the Closing.

7.9. Assumption. At Closing, Purchaser shall assume and honor all (i) Advance Bookings, (ii) liabilities for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments, and (iii) obligations under Permitted Title Exceptions which accrue to the period from and after the Closing Date, or which accrue to the period prior to the Closing Date and for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments. The provisions of this Section 7.9 shall survive the Closing.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Fire or Other Casualty. Wyndham shall give Purchaser prompt notice of any fire or other casualty to a Property costing more than Fifty Thousand Dollars ($50,000.00) to repair and occurring between the Effective Date and the Closing Date of which Owner or Wyndham has knowledge. If, prior to Closing, a Property is damaged by fire or other casualty which is insured (without regard to deductibles) to an extent as would not have a Material Adverse Effect on the affected Property, then no party shall have the right to terminate its obligations under this Agreement with respect to such affected Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Owner and Operating Lessee (or its Affiliate who is the insured) shall assign to Purchaser at Closing all of Owner’s and Operating Lessee’s (or such Affiliate’s) interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Owner or Operating Lessee (or such Affiliate) on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Owner or Operating Lessee (or such Affiliate) for actual expenditures of restoration, plus Owner shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price, to the extent such deductibles have not been previously expended or are otherwise required to reimburse Owner or Operating Lessee (or such Affiliate) for actual expenditures of restoration. If any such damage due to fire or other casualty is insured and is to such an extent as would have a Material Adverse Effect on the affected Property, then, at Purchaser’s option, such affected Property may be excluded from this Agreement and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by the Applicable Reduction. Should Purchaser nevertheless elect to proceed to Closing with respect to such affected Property, notwithstanding the amount of the insured loss, the Closing shall take place without abatement of the Purchase Price and at Closing Owner and Operating Lessee (or its applicable Affiliate who is the insured) shall assign to Purchaser all of Owner’s and Operating Lessee’s (or such Affiliate’s) interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period proceeding the Closing Date) that may be payable to Owner or Operating Lessee (or such Affiliate) on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or otherwise required to reimburse Owner for actual expenditures of restoration and Owner shall grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible, to the extent such deductible has not been previously expended or is otherwise required to reimburse Owner or Operating Lessee (or such Affiliate) for actual expenditures of restoration. If, prior to Closing, any Property is damaged by fire or other casualty which is uninsured and would cost more than $500,000.00 to repair, then, at Purchaser’s option, such affected Property may be excluded from this Agreement and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by the Applicable Reduction. If the uninsured casualty would not have a Material Adverse Effect on the affected Property but the estimated amount to repair such casualty is more than $500,000.00, Owner, at its option, may elect to provide Purchaser with a credit to the Purchase Price at Closing for the estimated amount to repair such casualty (as mutually determined by Purchaser and Owner in good faith, provided, that if Purchaser and Seller fail to agree upon such estimate then such estimate shall be determined by an architect or engineer, as appropriate, designated by Owner and reasonably acceptable to Purchaser), in which event Purchaser shall proceed to Closing and the Purchase Price shall be reduced by the estimated amount to repair such casualty. If Purchaser does not elect to exclude such affected Property with respect to an uninsured casualty as aforesaid, or if any uninsured casualty would cost not more than $500,000.00 to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by such estimated amount to repair such casualty, not to exceed $500,000.00.

8.2. Condemnation. After the Effective Date, Owner agrees to give Purchaser prompt notice of any notice it actually receives (or actual knowledge it otherwise obtains) of any taking by condemnation (actual, pending or threatened) of any part of or rights appurtenant to the Real Property. If for a particular Property, such taking will have a Material Adverse Effect as to such Property, Purchaser may terminate its obligations under this Agreement with respect to such Property by written notice to Owner within ten (10) days after Owner has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations pursuant to this Section 8.2, such Property shall be excluded from this Agreement and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by the Applicable Reduction. If Purchaser does not so elect to terminate its obligations hereunder with respect to such Property, then the Closing shall take place as provided herein, and Owner shall assign to Purchaser at the Closing all of Owner’s interest in any condemnation award which may be payable to Owner on account of any such condemnation and, at Closing, Owner shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Owner between the Effective Date and Closing less (i) any amounts reasonably expended by Owner in collecting such sums, (ii) any amounts reasonably used by Owner to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to a Property that does not have a Material Adverse Effect as to such Property, Purchaser shall not have the right to terminate its obligations under this Agreement with respect to such Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Owner shall assign to Purchaser at the Closing all of Owner’s interest in any condemnation award which may be payable to Owner on account of any such condemnation and, at Closing, Owner shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Owner between the Effective Date and Closing less (i) any amounts reasonably expended by Owner in collecting such sums, (ii) any amounts reasonably used by Owner to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement with respect to such Property pursuant to this Section 8.2, Owner shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

8.3. Broker. It shall be the obligation of Wyndham and Owner to pay Bear Stearns and/or JP Morgan Securities, Inc. any fees or commissions due to Bear Stearns and/or JP Morgan Securities, Inc. with respect to the transaction contemplated hereby, when, as and if, and only if, the transaction contemplated hereby actually closes, in accordance with a separate agreement between Owner and Bear Stearns and/or JP Morgan Securities, Inc. There is no real estate broker involved in this transaction. Purchaser warrants and represents to Owner that Purchaser has not retained any real estate broker in connection with this transaction, nor has Purchaser been introduced to the Properties or to Owner by any real estate broker, and Purchaser shall indemnify Owner and hold Owner harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having been retained by Purchaser, or as a result of having introduced Purchaser to Owner or to the Properties. In like manner, Owner warrants and represents to Purchaser that Owner has not retained any real estate broker in connection with this transaction, nor has Owner been introduced to Purchaser by any real estate broker, and Owner shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having been retained by Owner in connection with this transaction or as a result of having introduced Owner to Purchaser. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.

8.4. Bulk Sale and Tax Clearance Certificates. Owner and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale requirements applicable to the transaction to be effected by this Agreement, nor shall any sale and occupancy tax clearance certificates be obtained in connection with the Closing, and in both cases, Owner and Purchaser agree to rely upon the adjustment and indemnification provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements or provided for in such tax clearance certificates.

8.5. Confidentiality. Except as hereinafter provided, Purchaser, Wyndham and Owner and their respective Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither shall make any public announcements hereof unless the other first reasonably approves of same in writing, nor shall either disclose the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Owner or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, consultants, financial advisors, lenders, brokers and bankers (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or becomes generally available to the public from a source other than from a party in violation of this Agreement or the Confidentiality Agreement, (ii) were or becomes available to a party on a nonconfidential basis from a source not in violation of this Agreement or the

Confidentiality Agreement other than the other party or its Affiliates or persons acting on its or their behalf, or (iii) was or is developed by a party or its Affiliates without using or relying on any information or documents otherwise covered by the provisions of this Section 8.5. The parties may either make a joint press release, or each party may make an individual press release that is mutually and reasonably approved by the other party, provided, the other party shall be given a reasonable opportunity to make, on the date of such individual press release, its own individual press release that is mutually and reasonably approved by the parties. Notwithstanding anything herein to the contrary, it is acknowledged that each of Wyndham and Interstate Hotels and Resorts, Inc. (“Interstate”) (to the extent Interstate is an investor in Purchaser) is a publicly traded company; consequently, each of Wyndham and Interstate shall have the right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by Wyndham or its attorneys, or Interstate or its attorneys, to satisfy disclosure and reporting obligations of Wyndham. Furthermore, Owner or Purchaser may disclose any information related to the transaction contemplated by this Agreement to a Person (the “Acquisition Target”) which the Owner or its Affiliate, or Purchaser or its Affiliate, intends to acquire or be acquired by via merger, takeover, or otherwise. The dissemination of information shall, however, be contingent upon the execution of a confidentiality agreement by and between Owner (or its Affiliate) or Purchaser (or its Affiliate) and the Acquisition Target. The terms of this Section 8.5 shall supersede the Confidentiality Agreement, but only to the extent the Confidentiality Agreement relates to the transactions and Properties contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of one (1) year after such termination; provided, however, that any liabilities or obligations of either Owner, Purchaser or any of their respective Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Effective Date shall survive such confidentiality agreements being superceded hereby.

If either Owner or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Owner or Purchaser, as applicable will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose and its Representatives may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.

Purchaser and its Representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities.

Owner and Purchaser stipulate that the breach of the provisions of this Section 8.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party and its Affiliates for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to such non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1.6011-4T(b)(3) [or any successor provision] of the Treasury Regulations [the “Confidentiality Regulation”] promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.

8.6. Liquor Licenses. To the extent permitted by law, and to the extent that alcoholic beverage licenses (hereafter described) are not currently held by a Third Party Manager or its Affiliates for a Hotel in which such Third Party Manager shall continue to be the Third Party Manager from and after Closing, Owner or its Affiliates shall transfer or cause to be transferred to Purchaser or its designee or manager (“Operator”), at Purchaser’s expense all alcoholic beverage licenses necessary to operate the restaurant, bars and lounges presently located within a Hotel (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that Applicable Laws prohibit the transfer of any portion of Inventory connected with the same, the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such Applicable Laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Owner or any failure of a condition hereunder). Owner and its Affiliates and Purchaser shall cooperate each with the other, and each shall execute or cause to be executed such transfer forms, license applications and other documents as may be necessary to effect such transfers and/or to permit Operator to obtain new alcoholic beverage licenses. If permitted under the laws of the jurisdiction in which a Hotel is located, such parties shall execute or cause to be executed and file all necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer of the existing licenses (and/or such related Inventory) or Operator’s obtaining new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted or possible, then the parties agree each with the other that they will promptly execute or cause to be executed all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer or issuance of new licenses at the earliest date in time possible consistent with the laws of the State where the Hotel is located, in order that all existing alcoholic beverage licenses (and/or such related Inventory) may be transferred or new alcoholic beverage licenses issued to Operator at the earliest possible time.

Purchaser acknowledges that the transfer or issuance to Operator of any alcoholic beverage license is not a condition of Purchaser’s obligation to proceed to Closing.

Other than Hotels subject to a Third Party Management Agreement in which the Third Party Manager possesses alcoholic beverage licenses and permits to keep open the bars and lounges and other liquor facilities at the Hotel, if such licenses cannot be obtained by Operator until after Closing, then, to the extent permitted by Applicable Laws, Owner covenants and agrees that Owner and its Affiliates shall cooperate reasonably with Operator in keeping open the bars and lounges and other liquor facilities of the Hotels between the Closing and the time when such alcoholic beverage licenses and permits are obtained by Operator, or a period not to exceed one hundred twenty (120) days following the Closing Date, whichever is less, pursuant to a “Liquor License Agreement” in the form attached hereto as Exhibit G (or a modification of such form in a manner reasonably satisfactory to Owner and Purchaser to the extent required by Applicable Law of any applicable jurisdiction), and the Liquor License Agreement shall be guaranteed by Purchaser (if a permitted assignee, designee or other party is the “owner” thereunder) by the delivery to Owner at Closing of a guaranty from Purchaser in the form attached hereto as Exhibit H.

8.7. Owner’s Accounts Receivable. It is expressly agreed by and between Purchaser and Owners that Owners are not hereby agreeing to sell or cause to be sold to Purchaser, and Purchaser is not hereby agreeing to purchase any of Owners’ or Operating Lessee’s accounts receivable attributable to Hotels which are (x) more than sixty (60) days past due, (y) inter-company receivables or receivable from any Affiliate of Owner or Operating Lessee or (z) receivable from any Person that is subject as of the Effective Date or Closing to a bankruptcy proceeding. All of Owners’ and Operating Lessee’s accounts receivable attributable to Hotels which are (x) more than sixty (60) days past due, (y) inter-company receivables or receivable from any Affiliate of Owner or Operating Lessee or (z) receivable from any Person that is subject as of the Effective Date or Closing to a bankruptcy proceeding shall be and remain the property of Owners and Operating Lessee subsequent to the Closing of the transaction contemplated hereby. Purchaser shall hold any funds received by Purchaser as payment of such accounts receivable in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Owners and Operating Lessee at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Purchaser shall use commercially reasonable efforts to collect such Owners’ and Operating Lessee’s accounts receivable, but shall not be required to take any legal proceeding or action to effect collection on behalf of Owners or Operating Lessee. Owners are hereby agreeing to sell to Purchaser and Purchaser is hereby agreeing to purchase from Owners and Owners hereby agree to appoint Purchaser as Owners’ agent and attorney-in-fact with respect to, all of Owners’ and Operating Lessees’ accounts receivable attributable to Hotels which are not (x) more than sixty (60) days past due, (y) inter-company receivables or receivable from any Affiliate of Owner or Operating Lessee or (z) receivable from any Person that is subject as of the Effective Date or Closing to a bankruptcy proceeding. All such accounts receivable shall be paid for by Purchaser to Owners and Operating Lessee at Closing in addition to the Purchase Price at ninety five percent (95%) of their face amount. The provisions of this Section 8.7 shall survive the Closing.

ARTICLE IX

DEFAULT; TERMINATION RIGHTS

9.1. Default by or Change in Representations of Owner.

(a) Except as otherwise provided in Section 6.5(a) hereof with respect to Material Systems, if any representation or warranty of Wyndham or Owner contained (or deemed contained) in Article III of this Agreement shall be inaccurate in any material respect when made or deemed made (except for inaccuracies or breaches of which Purchaser had actual knowledge as of the Effective Date which shall be deemed waived by Purchaser), or if Wyndham or Owner defaults in the performance of any of its or their obligations under this Agreement which are performable prior to Closing, and if the aggregate of the losses and damages resulting from such defaults, nonperformances, inaccuracies or breaches reasonably would not be expected to have a Material Adverse Effect on the Properties taken as whole, the sole and exclusive remedies of Purchaser shall be governed by Section 9.6 hereof.

(b) Except as otherwise provided in Section 6.5(a) hereof, if (i) Owner defaults in any material respect in performing any of its obligations under this Agreement, and Owner fails to cure any such default within fifteen (15) days after notice thereof from Purchaser (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration date of such fifteen (15) day period), or (ii) Wyndham gives Purchaser written notice prior to Closing, or Purchaser otherwise obtains actual knowledge prior to Closing, of the inaccuracy or breach of any representation or warranty contained (or deemed contained) in Article III of this Agreement made as of the Effective Date or as of the Closing Date as if then made (excluding inaccuracies or breaches of which Purchaser has knowledge as of the Effective Date which shall be deemed waived by Purchaser), or (iii) Wyndham gives Purchaser written notice prior to Closing or Purchaser otherwise obtains actual knowledge prior to Closing of matters that do not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of a representation or warranty contained (or deemed contained) in Article III of this Agreement if made as of the Closing Date (such as, for example, because Wyndham or Owner did not have knowledge, as such term is defined in Article III, of such matters as of the Effective Date) (except for inaccuracies or breaches of which Purchaser has knowledge as of the Effective Date which shall be deemed waived by Purchaser) (a “Non-Breach Inaccuracy”), and if individually or in the aggregate, the losses and damages resulting from such defaults, nonperformances, inaccuracies or breaches described in clauses (i), (ii) and (iii) of this sentence reasonably would be expected to have a Material Adverse Effect on the Properties taken as a whole, excluding any such defaults, nonperformances, inaccuracies or breaches which relate to the Properties for which all conditions precedent to Owner’s obligations hereunder have not been waived or satisfied (other than any conditions precedent which are not satisfied due to the default by Owner or its Affiliates), then Purchaser, as its sole and exclusive remedy, shall identify the Property or the fewest number of Properties affected by such defaults, nonperformances, inaccuracies or breaches which, if this Agreement is terminated with respect to such Properties, would result in the losses and damages resulting from such defaults, nonperformances, inaccuracies or breaches no longer reasonably being expected to have a Material Adverse Effect on the Properties taken as a whole (the “Default Set”) (i.e., the Default Set would consist of the Properties most affected in terms of actual losses or damages suffered or reasonably expected to be suffered by Purchaser as a result of such defaults, nonperformances, inaccuracies or breaches), and with respect to each Property in the Default Set, shall elect either (a) to terminate this Agreement with respect to such Property, and, subject to the Price Threshold Termination Option, the Purchase Price shall be reduced by an amount equal to the Applicable Reduction; or (b) to waive such default, nonperformance, inaccuracy or breach with respect to such Property and proceed to Closing with no reduction in the Purchase Price; provided, that with respect to a default or nonperformance described in clause (i) of this sentence, Purchaser shall not be deemed to have waived such default or nonperformance with respect to such Property, but as to such default or nonperformance, the sole and exclusive remedies of Purchaser shall be governed by Section 9.6 hereof. To the extent such defaults, nonperformances, inaccuracies or breaches described in clauses (i) and (ii) of the preceding sentence affect any Property or Properties which are not included in the Default Set, the sole and exclusive remedies of Purchaser with respect to such defaults, nonperformances, inaccuracies or breaches as to such Property or Properties shall be governed by Section 9.6 hereof. If this Agreement is terminated pursuant to the Price Threshold Termination Option as a result of a termination of Properties pursuant to this paragraph (unless the terminated Properties giving rise to the Price Threshold Termination Option were terminated by reason of a Non-Breach Inaccuracy), Wyndham shall pay to Purchaser all reasonable out-of-pocket costs (including reasonable attorneys’ fees) actually incurred by Purchaser in connection with this Agreement upon receipt by Wyndham of receipts or invoices, or similar evidence establishing such out-of-pocket costs actually incurred by Purchaser. In no event shall such reimbursement obligation exceed Five Hundred Thousand Dollars ($500,000.00).

(c) Notwithstanding the foregoing Subsection 9.1(b), if, at the Closing, Owner fails to comply in any material respect with any of its obligations contained in Section 7.2(a) or Section 7.4 (the “Closing Obligations”) excluding any such failures which relate to Properties for which all conditions precedent to Owner’s obligations hereunder have not been waived or satisfied (other than any conditions precedent which are not satisfied due to the default by Owner or its Affiliates), and if Owner fails to cure any such default within ten (10) business days after notice thereof from Purchaser (which ten (10) business day shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day period), Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Purchaser and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, and (ii) all other rights and obligations of Wyndham, Owners and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; (b) to waive the failure to perform such Closing Obligation and proceed to Closing with no reduction in the Purchase Price, or (c) if all conditions precedent to Owner’s obligations hereunder have been satisfied (other than any conditions precedent which are not satisfied due to the default by Owner or its Affiliates), Purchaser may elect to waive all other actions, rights, or claims for damages for the failure to perform such Closing Obligation (other than (a) costs and expenses incurred in enforcing this Agreement, (b) its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing, and (c) its rights under Section 9.6 hereof in respect of any defaults, nonperformances, inaccuracies or breaches which do not constitute a failure to perform a Closing Obligation), and bring an equitable action to enforce the Closing Obligation; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligation by specific performance and Wyndham or Owner shall not have cured performance of the Closing Obligation within ten (10) days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Wyndham or Owner in a court in Dallas County, Texas, on or before ninety (90) days following the Closing Date, failing which, Purchaser shall be barred from enforcing the Closing Obligation by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein. If this Agreement is terminated in full because a suit for specific performance is not an available and reasonably adequate remedy to Purchaser as a result of a voluntary conveyance or encumbrance in breach of this Agreement by Wyndham or Owners, or if this Agreement is terminated in full by Purchaser pursuant to the first clause (a) of this Section 9.1(c), Wyndham shall pay to Purchaser all reasonable out-of-pocket costs (including reasonable attorneys’ fees) actually incurred by Purchaser in connection with this Agreement upon receipt by Wyndham of receipts or invoices, or similar evidence, establishing such out-of-pocket costs actually incurred by Purchaser. In no event shall such reimbursement obligation exceed Five Hundred Thousand Dollars ($500,000.00).

With respect to any defaults, nonperformances, inaccuracies or breaches described in clauses (i), (ii) and (iii) of Section 9.l(b), Purchaser or Wyndham (the “Party”) may provide a written notice to the other party (the “Other Party”) prior to Closing identifying in reasonable detail such defaults, nonperformances, inaccuracies or breaches, and the Party’s determination whether any such defaults, nonperformances, inaccuracies or breaches, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect on the Properties taken as a whole. Within five (5) business days after receipt of any such notice, the Other Party shall provide written notice to the Party whether the Other Party agrees with the Party’s determination, and if the Other Party does not agree with the Party’s determination, the Other Party shall provide reasonable detail as to its reasons therefor. If the Other Party agrees with the Party’s identification and determination, the Party shall be entitled to rely on such notice in connection with Purchaser exercising its available remedies provided in this Section 9.1 and Section 9.6. If the Other Party does not agree with the Party’s determination, and the parties shall fail within five (5) business days after receipt of such written notice to reach a mutually acceptable agreement as to the status of such defaults, nonperformances, inaccuracies and breaches, then Purchaser may assert its rights under Section 9.1 without regard to Wyndham’s disagreement or any failure to reach agreement under this paragraph (e.g., assert that this Agreement is terminated with respect to all or certain of the Properties pursuant to Section 9.1); provided, however, such assertion shall not affect or diminish Wyndham’s right to assert its rights under Section 9.2 (e.g., to terminate this Agreement and to receive the Deposit) if Purchaser fails to proceed to Closing on any or all of the Properties as a result of Purchaser’s assertion of rights under Section 9.1. Purchaser’s assertion of its rights under Section 9.1 shall not affect or diminish Purchaser’s rights under Section 9.6 (i) if prior to the Closing Date, such disagreement is resolved in favor of Section 9.1 not applying, or (ii) if at any time, such disagreement is resolved in favor of Section 9.1 applying and the parties proceed to Closing (to the extent the provisions of Section 9.6 thereafter apply pursuant to its terms).

The provisions of this Section 9.1 shall survive the termination of this Agreement.

9.2. Default by Purchaser. If prior to Closing Purchaser defaults in any material respect in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within fifteen (15) days after notice thereof from Owner (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration date of such fifteen (15) day period), then Owner, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement and receive the Deposit as liquidated damages for breaches occurring prior to the Closing Date, in which event (i) Wyndham and Owner shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, and (ii) all other rights and obligations of Owner and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing. If Owner terminates this Agreement and receives the Deposit, the parties agree that, in the event of such a default, the damages that Owner and its Affiliates would sustain as a result thereof would be difficult if not impossible to ascertain and that the Deposit represents a fair and reasonable estimate of such damages. Wyndham and each Owner expressly acknowledges that they shall have no right to specific performance of any obligation of Purchaser under this Agreement to be performed on or prior to the Closing Date. The provisions of this Section 9.2 shall survive the termination of this Agreement.

9.3. Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.

9.4. Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, and exemplary damages. The provisions of this Section 9.4 shall survive the Closing or any termination of this Agreement.

9.5. Indemnities. Except for obligations expressly assumed or agreed to be assumed by Purchaser and its Affiliates hereunder or in a Closing Document, neither Purchaser nor any Affiliate of Purchaser is assuming any obligations of Transferor Parties to third parties, nor any liability to third parties for claims arising out of any act, omission or occurrence which occurs, accrues or arises prior to the Closing Date (other than as to the physical or environmental condition of the Hotels existing on the Closing Date), and Owner and Wyndham (jointly and severally with each Owner) shall defend, indemnify and hold Purchaser and its Affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) that may at any time be incurred by any of them to any third party to the extent as a result of (1) obligations of Transferor Parties which occur, accrue or arise prior to the Closing Date and which are not expressly assumed or agreed to be assumed by Purchaser and its Affiliates hereunder, (other than as to claims of or Damages to a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Properties prior to the Closing Date and other than as to and excluding liabilities or claims for remediation pertaining to the physical or environmental condition of the Properties prior to the Closing Date), or (2) liability or claims arising out of any acts, omissions or occurrences which occur, accrue or arise in connection with the Properties prior to the Closing Date (other than as to and excluding liabilities to or claims of a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Properties prior to the Closing Date and other than as to and excluding liabilities or claims for remediation pertaining to the physical or environmental condition of the Properties prior to the Closing Date), including, without limitation, claims, liabilities, duties and obligations under (a) the Ground Leases, (b) the License Agreements, (c) the Third Party Management Agreements, including, without limitation, the submanagement agreements and franchise agreements (whether or not “suspended”) (as same have been amended or modified pursuant to the Marriott Settlement Agreement) with IHC II, LLC and/or Marriott, and (d) the Marriott Settlement Agreement, and under any guarantee of any thereof, which occur, accrue or arise (and are attributable to the period) prior to the Closing Date, and which are not expressly assumed or agreed to be assumed by Purchaser or its Affiliates hereunder (other than as to and excluding claims, liabilities, duties or obligations of or to a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Properties prior to the Closing Date and other than as to and excluding claims or Damages for or pertaining to remediation of the physical or environmental condition of the Properties prior to the Closing Date).

Purchaser shall defend, indemnify and hold Wyndham, Owner, Operating Lessee, Wyndham Manager and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any of them to any third party to the extent as a result of (1) obligations of Purchaser and its Affiliates which occur, accrue or arise (and are attributable to the period) from and after the Closing Date (except as to claims of or Damages to a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Properties prior to the Closing Date and except as to claims or Damages for or pertaining to remediation of the physical or environmental condition of the Properties existing on the Closing Date, unless expressly assumed or agreed to be assumed by Purchaser or its Affiliates hereunder), (2) liability or claims arising out of any acts, omissions or occurrences which occur, accrue or arise (and are attributable to the period) from and after the Closing Date, in each case in connection with the Properties (except as to liabilities to or claims of a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Properties prior to the Closing Date and except as to claims or Damages for or pertaining to remediation of the physical or environmental condition of the Properties prior to the Closing Date, unless expressly assumed or agreed to be assumed by Purchaser or its Affiliates hereunder), including, without limitation, any and all claims, liabilities, duties and obligations under (a) the Ground Leases, (b) the License Agreements (or New Third Party License Agreements) and (c) the Third Party Management Agreements (or New Third Party Management Agreements), including, without limitation, the submanagement agreements and franchise agreements (whether or not “suspended”) (as same have been amended or modified pursuant to the Marriott Settlement Agreement) with IHC II, LLC and/or Marriott, and under any guarantee of any thereof, which occur, accrue or arise (and are attributable to the period) from and after the Closing Date, or (3) obligations which are expressly assumed or agreed to be assumed by Purchaser or its Affiliates hereunder.

Upon the occurrence of any event giving rise to a claim for indemnification (an “Indemnification Claim”) under any provision of this Agreement or any Closing Document, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnitor”) of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure. Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim, action, suit or proceeding, Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in the following sentence. The Indemnified Party shall have the right to employ separate counsel in any such claim, action, suit or proceeding and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnitor in writing, (ii) there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of the Indemnitor and the Indemnified Party, in which case if the Indemnified Party notifies Indemnitor in writing that it elects to employ separate counsel at the expense of Indemnitor, then Indemnitor shall not have the right to assume the defense of the claim, action, suit or proceeding on behalf of the Indemnified Party, but in such event the Indemnitor shall not be required to pay the charges and expenses of counsel other than (i) counsel retained by Indemnitor to assume the defense of one or more Indemnified Parties and (ii) one separate counsel retained by all other Indemnified Parties. Nothing set forth herein is intended to or shall impair the right of any Indemnified Party to retain separate counsel at its own expense. If the Indemnitor does not elect to engage attorneys or other persons to defend against such claim, action, suit or proceeding, the Indemnitor shall pay the reasonable charges and expenses of such attorneys and other persons as are engaged by the Indemnified Party on a current basis within thirty (30) days after submission of invoices or bills therefor, provided that the Indemnified Party shall promptly repay to the Indemnitor the amount of any such charges and expenses if it is ultimately determined that the Indemnified Party was not entitled to be indemnified in connection with such matter. The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim unless, (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary. As long as Indemnitor has complied with its obligations to defend and indemnify, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (which consent shall not be unreasonably withheld or delayed).

The provisions of this Section 9.5 shall survive the Closing for the statute of limitations period applicable to the cause of action underlying an indemnity claim and, only as to any indemnification obligation under this Agreement which survives a termination of this Agreement, any termination of this Agreement.

9.6. Other Remedies. Any claim for any breach or inaccuracy of a representation or warranty made or contained (or deemed contained) in Article III of this Agreement for which

Section 9.1 expressly provides that this Section 9.6 shall govern, shall survive Closing indefinitely as to the representations and warranties made or contained (or deemed contained) in Section 3.1, Section 3.2 and Section 3.3 hereof, or shall survive Closing for eighteen (18) months as to all other representations and warranties made and contained (or deemed contained) in Article III of this Agreement, after which such representations and warranties shall merge into the Closing Documents (collectively, the “Surviving Representations”), except (i) to the extent that any such breach or inaccuracy affects or relates to a Property or Properties for which this Agreement has been terminated pursuant to Section 9.1 hereof, or to the extent any such breach or inaccuracy has been waived pursuant to Section 9.1 hereof, or (ii) for any breach or inaccuracy of any representation or warranty contained (or deemed contained) in Article III of this Agreement of which Purchaser has knowledge as of the Effective Date, which breach or inaccuracy shall be deemed waived, or (iii) for Non-Breach Inaccuracies (which shall not constitute under this Section 9.6 a breach or inaccuracy of any representation or warranty contained (or deemed contained) in Article III of this Agreement whether made as of the Effective Date or as of the Closing Date as if then made). Any claim arising out of a default in the performance by Wyndham or Owner of any of its or their obligations under this Agreement to be performed on or prior to Closing (except as otherwise provided in Section 6.5(a) hereof) for which Section 9.1 expressly provides that this Section 9.6 shall govern shall survive Closing for eighteen (18) months, after which such obligations shall merge into the Closing Documents (a “Surviving Covenant”).

Any claim (a “Survival Claim”) arising out of (i) a breach of a Surviving Representation (other than for the representations and warranties made in Section 3.1, Section 3.2, Section 3.3 and Section 3.20 hereof), or (ii) a default under a Surviving Covenant, shall be forever barred unless Purchaser, as its sole and exclusive remedy for a Survival Claim, (a) no later than ninety (91) days following the expiration of such eighteen (18) month survival period delivers to Wyndham a written notice of the Survival Claim setting forth the basis for such Survival Claim (including copies of any summons, complaint or other pleading which may have been serviced on it and any written claim, demand, invoice, billing or other document evidencing or asserting same), and (b) no later than thirty (30) months and one (1) day following the Closing Date, files a complaint or petition against Wyndham or Owner alleging such Survival Claim in an appropriate Federal district or state court in or Dallas County, Texas, or New York County, New York. Wyndham, Owners, and their Affiliates shall have no liability for any individual Survival Claim or series of substantially related Survival Claims with respect to an individual Property (and each such Survival Claim or series of substantially related Survival Claims with respect to an individual Property shall be disregarded hereunder) that Purchaser may have at any time against Wyndham, Owners, and their Affiliates if the actual damages suffered by Purchaser from such individual Survival Claim or series of substantially related Survival Claims does not exceed $50,000.00. Further, Wyndham, Owners, and their Affiliates shall have no liability for any Survival Claim for a breach of a Surviving Representation or a default under a Surviving Covenant set forth in the first sentence of Section 6.5(a) or in Section 6.5(b) that is not disregarded pursuant to the preceding sentence unless the aggregate of all actual damages suffered by Purchaser for all Survival Claims for breaches of Surviving Representations and Surviving Covenants set forth in the first sentence of Section 6.5(a) or in Section 6.5(b) (that are not disregarded because they each exceed $50,000.00) for all Properties exceeds does not exceed the Deductible Amount and in such event, Wyndham, Owners, and their Affiliates shall only be liable for such portion of the actual damages suffered by Purchaser for such Survival Claims for breaches of Surviving Representations and Surviving Covenants set forth in the first sentence of Section 6.5(a) or in Section 6.5(b) (that are not disregarded because they each exceed $50,000.00) that exceed the Deductible Amount in the aggregate. Wyndham’s, Owners’, and their Affiliates’ aggregate liability for any actual damages suffered by Purchaser for any Surviving Claims(s) including for all Surviving Representations and all Surviving Covenants (that are not disregarded because they each exceed $50,000.00) shall in no event exceed 5% of the Purchase Price in the aggregate (without deduction for the Deductible Amount for breaches of any Surviving Representations or Surviving Covenants set forth in the first sentence of Section 6.5(a) or in Section 6.5(b), which shall be borne by Purchaser (and for which Wyndham, Owners, and their Affiliates shall not have liability)). For the purpose only of determining whether the foregoing $50,000.00 or the Deductible Amount limitations apply to any Surviving Claim, for the purposes of this Section 9.6, all representations, warranties or covenants modified by “material”, “Material Adverse Effect” or words of similar import shall be deemed not to be so modified. The foregoing $50,000.00 and Deductible Amount limitations shall not apply to a Surviving Claim related to actual, knowing and intentional fraud by any of Wyndham, Owners or their Affiliates leading to such party’s breach of a Surviving Representation or default under a Surviving Covenant.

The provisions of this Section 9.6 shall survive the Closing.

9.7. Consent Deadline. This Agreement may be terminated, upon written notice from either Purchaser or Wyndham, with respect to those Properties for which Closing has not yet occurred, if the Closing on such Properties has not occurred within ten (10) business days following the Consent Deadline; provided, however that neither Wyndham nor Purchaser shall have the right to terminate this Agreement under this Section 9.7 if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of a Closing with respect to such Property or Properties to occur prior to the Consent Deadline.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Completeness; Modification. Except as otherwise expressly provided herein, this Agreement and the Inspection Agreement constitute the entire agreement between the parties hereto, and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto with respect to the purchase of the Properties by Purchaser. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2. Assignments. None of Purchaser, Wyndham, Owner or any of their respective Affiliates may assign their rights hereunder without the prior written consent of the other parties hereto, and any such assignment shall not relieve the assignor of its obligations under this Agreement. Notwithstanding the foregoing, a party hereto may assign this Agreement (but not as to its obligation to execute any guaranty as may be provided or contemplated herein) to any Affiliate of such party without the consent of another party, provided such Affiliate shall assume in writing all of the obligations of such party hereunder and assignor shall not be released from liability for performance of its obligations hereunder, including any indemnification obligations that survive Closing or a termination of this Agreement. Purchaser may designate one or more Persons to take title to and acquire one or more of the Properties and to perform Purchaser’s obligations with respect to the Closing on such Property, including execution and delivery of Closing Documents, provided that no designation pursuant to the preceding sentence shall relieve the Purchaser from liability for performance of its obligations hereunder or under the Closing Documents executed by the designee, except with the express written consent of the other parties hereto. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption provided to Owners no later than five (5) days prior to the Closing Date. To be effective hereunder, if Purchaser desires to designate one or more Persons to take title to and acquire one or more of the Properties, it must send notice of such designation, together with the name of such designee, to Owner no later than five (5) days prior to the Closing Date.

10.3. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.4. Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday (i.e., a day other than a “business day”) in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.5. Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state of [Texas] without regard to its principles of conflicts of law. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement. All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of Texas sitting in Dallas County, Texas, the United States sitting in the Northern District of Texas, the State of New York sitting in New York County or the United States sitting in the Southern District of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas sitting in Dallas County, Texas, the United States sitting in the Northern District of Texas, the State of New York sitting in New York County or the United States sitting in the Southern District of New York, in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law.

PURCHASER, WYNDHAM AND EACH OWNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING

OUT OF OR IN ANY WAY CONNECTION WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY IN CONNECTION HEREWITH. THE PROVISIONS OF THIS SECTION 10.5 SHALL SURVIVE THE CLOSING.

10.6. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of each party hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied and e-mailed signatures shall have the same valid and binding effect as original signatures.

10.7. Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law, unless such severance would cause a materially adverse economic result to the party against whom this Agreement is sought to be enforced.

10.8. Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by telecopy transmission, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.

If to Wyndham, any Owner or any of their Affiliates:

c/o Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.: Chief Investment Officer
Facsimile: (214) 863-1237

And	c/o Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.: General Counsel
Facsimile: (214) 863-1986

and:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4675
Attn.: Carl B. Lee, P.C. and Andrew S. Cohen
Facsimile: (214) 969-4343 and (210) 224-2035

If to Purchaser or any other Purchaser Party:

Interstate Hotels & Resort
4501 N. Fairfax Drive
Arlington, Virginia 22203
Attn: Chris Bennett
facsimile: (703) 387-3389

With a copy to:	Latham & Watkins, LLP
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004-1304
Attn: William O’Neill
Facsimile: (202) 637-2201

And to:	W2005 WYN Realty, L.L.C.
c/o Goldman Sachs Group, Inc.
85 Broad Street
New York, NY 10004
Attn: Jonathan Langer
Facsimile: ( )

If to Escrow Agent:	LandAmerica Financial Group, Inc.
655 Third Avenue
New York, New York 10017
Attn.: Michael Bebon
Facsimile: (212) 949 2438

Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other parties and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

10.10. Escrow Agent. Escrow Agent, referred to in the definition thereof contained in Section 1.1 hereof, has agreed to act as such for the convenience of the parties hereto without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act, except for its own negligence or willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; or (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in Dallas County, Texas, and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability with respect to the Deposit as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

10.11. Incorporation by Reference. All of the exhibits and schedules attached hereto and the disclosure schedules are by this reference incorporated herein and made a part hereof.

10.12. Indemnity of Manager. Notwithstanding any provision of this Agreement to the contrary, Wyndham, Owners and their Affiliates shall not be obligated to indemnify, defend or hold harmless any Third Party Manager (or any Affiliate thereof) or pay attorneys’ fees or other costs or sums to any Third Party Manager (or any Affiliate thereof) which acts as the manager under a New Third Party Management Agreement for claims arising on or prior to the Closing Date, if such indemnification, defense, etc. would not be required pursuant to such Third Party Management Agreement, as applicable, for the Hotel to which the claim giving rise to such indemnification, defense, etc. relates.

10.13. Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental or regulatory entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but which are not inconsistent with this Agreement.

10.14. No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and buyer specifically established hereby.

10.15. Time of Essence. Time is of the essence with respect to every provision hereof.

10.16. Signatory Exculpation. The individual signatories for the parties hereto are executing this Agreement in their capacities as representative of such parties and not individually and, therefore, shall have no personal or individual liability of any kind in connection with the execution of this Agreement and the documents contemplated by it.

10.17. Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

(a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.18. No Recording. Neither this Agreement nor any memorandum hereof, nor any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded, other than upon and to give public notice of the filing of an action for specific performance of this Agreement pursuant to Section 9.1.

10.19. Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by telecopied signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.20. Effective Date. The “Effective Date” shall mean the date on which Purchaser, Wyndham and Owner shall have executed this Agreement.

10.21. Intentionally Deleted.

10.22. Affiliates. The parties acknowledge that Wyndham and its Affiliates are, or are the owners of controlling interests in, each Owner, Operating Lessee and Wyndham Manager and, as such, Wyndham and its Affiliates shall cause each such Owner, Operating Lessee, and Wyndham Manager to comply with all covenants required of each such Owner, Operating Lessee, or Wyndham Manager set forth herein. Accordingly, except as otherwise expressly provided herein, a breach by an Owner, Operating Lessee, or Wyndham Manager of a representation, warranty or covenant of Owner, Operating Lessee, or Wyndham Manager, respectively, contained herein, shall be deemed to be a breach of such representation, warranty or covenant by Wyndham.

10.23. Intentionally Deleted.

10.24. Termination Option. In the event that this Agreement is partially terminated with respect to a Property or Properties and the aggregate of the Purchase Price is thereby reduced by more than $75,000,000.00 (the “Price Threshold Termination Amount”), then each of Wyndham and Purchaser shall have the right (the “Price Threshold Termination Option”) upon written notice to the other, within five (5) business days following such party’s receipt of notice of such partial termination, to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Notwithstanding anything herein to the contrary, no party shall have any right to exercise the Price Threshold Termination Option if it has become exercisable solely as a result of a breach of a covenant(s) by such party.

10.25. Guaranteed Obligations. Purchaser hereby guarantees to Owners and Wyndham the prompt and full payment and performance when due of all obligations and indemnities of any permitted assignees or designees of Purchaser (the “Assignees”) under this Agreement or any document delivered by any Assignees pursuant to or in connection with this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including those which by their terms, survive the Closing. Wyndham or Owner, in its sole discretion, may proceed against Purchaser with or without having first instituted any demand or action against, or having obtained or executed upon any judgment against any Assignees. The foregoing guarantee is a guaranty of payment and performance, not collection, and are intended to be and shall be construed to be a continuing irrevocable guaranty.

Wyndham hereby guarantees to Purchaser the prompt and full payment and performance when due of all obligations and indemnities of Owners to Purchaser or any Affiliate, assignee, or designee of Purchaser contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including those which by their terms, survive the Closing. The foregoing guaranty is a guaranty of payment and performance, not collection, and is intended to be and shall be construed to be a continuing irrevocable guaranty. Purchaser, in its sole discretion, may proceed against Wyndham with or without having first instituted any demand or action against, or having obtained or executed upon any judgment against Owners.

10.26. Survival. The provisions of this Article X shall survive Closing. All of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents, unless otherwise expressly provided in this Agreement and except as expressly provided in Section 9.6 hereof. Upon

Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing, except as expressly provided in Section 9.6 hereof.

10.27. Intentionally Deleted.

10.28. Wyndham City Centre. Wyndham may, in its sole discretion and solely with respect to the Wyndham City Centre, require Purchaser to acquire the partnership interests in the entity that owns the Wyndham City Centre Hotel, as opposed to Purchaser acquiring the asset directly. In connection therewith, Wyndham shall deliver to Purchaser, together with the Submission Matters, copies of the partnership agreement of City Centre Partnership, L.P., a Delaware limited partnership (“City Centre”), the entity that owns the Wyndham City Centre Hotel. Wyndham represents and warrants that (i) the partnership interests of City Centre are owned both legally and beneficially by Patriot American Hospitality Partnership, L.P. and 1143 Associates Limited Partnership, in each case, to Wyndham’s knowledge, free and clear of any and all liens (except those which will be covered by a Monetary Encumbrance Release at Closing), and, to Wyndham’s knowledge, are not subject to any contract (other than this Agreement or a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing) under which any such liens (except those which will be covered by a Monetary Encumbrance Release at Closing) might arise; (ii) subject to the satisfaction of all applicable conditions precedent to Closing as set forth in Section 5.2 hereof, there are, to Wyndham’s knowledge, no outstanding interests, securities, rights, subscriptions, warrants, options, agreements or contracts that give any person the right to purchase or otherwise receive or be issued all or any portion of such partnership interests other than (a) pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing, or (b) this Agreement; (iii) City Centre is not subject to any pending, or to the knowledge of Wyndham, threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding; (iv) except to the extent any of the following reasonably would not be expected to have a Material Adverse Effect on City Centre: (a) City Centre qualifies, and has qualified during its entire existence, as a partnership for federal income tax purposes, and not as a corporation, or an association taxable as a corporation, (b) City Centre has filed within the time and in the manner prescribed by law all federal, state and local tax returns and reports required to be filed by it under the Laws of the United State of America and of each state or other jurisdiction in which it conducts business activities requiring the filing of tax returns or reports, (c) all tax returns and reports filed by City Centre are true and correct in all material respects, (d) City Centre is not delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed, threatened or proposed against it, (e) the charges, accruals and reserves for unpaid taxes on the books and records of City Centre as of the Closing Date are sufficient in all material respects for the payment of all unpaid federal state and local taxes of City Centre accrued for or applicable to all periods ended on or before the Closing Date, (f) there are no tax liens, whether imposed by the United States of America, any state, local or other taxing authority, outstanding against City Centre, (g) the federal, state and local tax returns of City Centre have not been audited, nor has such entity received any notice of any federal, state or local audit, except as described in the disclosure schedule; and (h) City Centre has no employees. The representations set forth in this Section 10.28 shall be subject to the same carveouts, limitations and survivability as the representations set forth in Article III. In the event the option under this Section 10.28 is exercised, instead of executing the documents described in Sections 7.2(a)(1) and (2), Purchaser (or its designees) and the owners of City Centre shall execute and deliver the Entity Assignment and Assumption Agreement substantially in the form of Exhibit N attached hereto, and Wyndham shall prepare a partnership tax return for the period from January 1, 2005 to the Closing Date for City Centre by which City Centre shall make an election under Section 754 of the Code, and shall provide such return to Purchaser for Purchaser’s review prior to filing with the Internal Revenue Service, which filing shall be timely made (subject to any applicable extensions).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names by their respective duly authorized representatives.

OWNERS:

Club Hotel by DoubleTree - O’Hare Airport, Chicago, Illinois:

DT-DES PLAINES, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

DoubleTree Hotel, Tallahassee, Tallahassee, Florida:

DT-TALLAHASSEE, L.P., a Delaware limited partnership

By:	DT Tallahassee GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

DoubleTree Park Place, Minneapolis, Minnesota:

PAH-DT PARK PLACE PARTNERS, L.P., a Delaware limited partnership

By:	Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, its general partner

By:	PAH GP, Inc., a Delaware corporation, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Hilton Denver, Denver, Colorado:

IHC/DENVER PARTNERSHIP, L.P., a Delaware limited partnership

By:	IHC Realty Corporation, a Delaware corporation, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Hilton Inn Cleveland South, Independence, Ohio:

H-CLEVELAND, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Hilton Newark Gateway, Newark, New Jersey:

H-GATEWAY, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Holiday Inn Northwest, Houston, Texas; Hyatt Regency Lexington, Lexington, Kentucky; Wyndham Newark Airport, Newark, New Jersey:

PATRIOT AMERICAN HOSPITALITY PARTNERSHIP, L.P., a Virginia limited partnership

By:	PAH GP, Inc., a Delaware corporation, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Wyndham Commerce, Los Angeles, California:

WYNDHAM COMMERCE OWNER, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Wyndham Dallas Market Center, Dallas, Texas:

PATRIOT AMERICAN HOSPITALITY, INC., a Delaware corporation

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Marriott Atlanta North Central, Atlanta, Georgia; Wyndham Arlington, Arlington, Texas; Wyndham Boston Westborough, Westborough, Massachusetts:

IHC REALTY PARTNERSHIP, L.P., a Delaware limited partnership

By:	IHC Realty Corporation, a Delaware corporation, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Wyndham Harrisburg, Harrisburg, Pennsylvania:

SWATARA ASSOCIATES, a Pennsylvania limited partnership

By:	IHC Realty Partnership, L.P., a Delaware limited partnership, its general partner

	By:	IHC Realty Corporation, a Delaware corporation, its general partner

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Radisson Suites Houston, Houston, Texas:

R-HOUSTON, L.P., a Delaware limited partnership

By:	R-Houston GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Wyndham Boston Andover, Andover, Massachusetts:

INTERSTONE/PAH PARTNERS, L.P., a Delaware limited partnership

By:	IHC Realty Corporation, a Delaware corporation, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Wyndham City Centre, Washington, D.C.:

CITY CENTRE PARTNERSHIP, L.P., a Delaware limited partnership

By:	Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, its general partner

	By:	PAH GP, Inc., a Delaware corporation, its general partner

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Wyndham Garden Las Colinas, Las Colinas, Texas:

W-COLINAS, L.P., a Delaware limited partnership

By:	W-Colinas GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

Wyndham Grand Bay/Miami, Coconut Grove, Florida:

PAH-GRAND BAY MIAMI, L.P., a Delaware limited partnership

By:	PAH-GBM, LLC, a Delaware limited liability company, its general partner

	By:	Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, its sole member

		By:	PAH GP, Inc., a Delaware corporation, its general partner

			By:	/s/ Gregory Moundas
			Name:	Gregory Moundas
			Title:	Vice President

Wyndham Indianapolis, Indianapolis, Indiana:

W-INDIANA, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Wyndham Pittsburgh Airport, Pittsburgh, Pennsylvania:

PARK WEST HOTEL ASSOCIATES, a Pennsylvania general partnership

By:	PW LAND ASSOCIATES LIMITED PARTNERSHIP, a Pennsylvania limited partnership, its partner

	By:	IHC/Park West Corporation, a Delaware corporation, its general partner

		By:	/s/ Gregory Moundas
		Name:	Gregory Moundas
		Title:	Vice President

Wyndham Syracuse, Syracuse, New York:

W-SYRACUSE, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Wyndham Toledo, Toledo, Ohio:

TOLEDO HOTEL INVESTORS, L.P., a Delaware limited partnership

By:	PAH Deuce GP, LLC, a Delaware limited liability company, its general partner

	By:	Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, its sole member

		By:	PAH GP, Inc., a Delaware corporation, its general partner

			By:	/s/ Gregory Moundas
			Name:	Gregory Moundas
			Title:	Vice President

Wyndham Westshore, Tampa, Florida:

PAH-TAMPA, L.P., a Delaware limited partnership

By:	PAH-T, LLC, a Delaware limited liability company, its general partner

	By:	Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, its sole member

		By:	PAH GP, Inc., a Delaware corporation, its general partner

			By:	/s/ Gregory Moundas
			Name:	Gregory Moundas
			Title:	Vice President

WYNDHAM:

WYNDHAM INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

PURCHASER:

W2005 WYN REALTY, L.L.C., a Delaware limited liability company

By:	Goldman Sachs Investments Ltd., its sole member

By:	/s/ Robert Bloom
Name:	Robert Bloom
Title:	Vice President

HALIFAX HOLDINGS, INC., a Delaware corporation

By:	/s/ Mahmood Khimji
Name:	Mahmood Khimji
Title:	President

RECEIPT OF ESCROW AGENT

LandAmerica Financial Group, Inc., as Escrow Agent, acknowledges receipt of the sum of $                    .00 on                     , 2004, by wire transfer or the Letter of Credit, from Purchaser as described in Section 2.3 of the Agreement, said wire transfer or the Letter of Credit to be held pursuant to the terms and provisions of the Agreement.

DATED this              day of                     , 2004.

LANDAMERICA FINANCIAL GROUP, INC.

By:
Name:
Title:

Date: